      As filed with the Securities and Exchange Commission on July 27, 1999
                                                      Registration No. 333-22187
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                   INSCI CORP.
                    (Exact name of registrant as specified in its charter)

Delaware                          7373                        06-1302773
(Jurisdiction of       (Primary Standard Industrial            (I.R.S.
incorporation)          Classification Code Number)      Employer I.D. Number)


                          Two Westborough Business Park
                        Westborough, Massachusetts 01581
                                 (508)-870-4000
(Name, address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Office)

                           --------------------------
                             Joseph A. Baratta, Esq.
                               Baratta & Goldstein
                                597 Fifth Avenue
                            New York, New York 10017
                                 (212)-750-9700
 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)


 Approximate date of commencement of proposed sale by the selling shareholders to the public: From time to time after the effective date of this registration statement.

      If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective
registration statement for the same offering.   [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for
the same offering.   [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

================================================================================

                   Subject to Completion, Dated July 27, 1999

PROSPECTUS

                                   INSCI CORP.
                          9,458,835 SHARES COMMON STOCK

      This Prospectus relates to 9,458,835 Shares of Common Stock of INSCI Corp., $.01 par value per share (the "Common Stock" or the "Shares"), a Delaware corporation which may be sold from time to time by the Selling Stockholders named under the caption "Selling Stockholders".

      The Shares in this Prospectus include

o 2,279,166 shares of our Common Stock issuable upon conversion of outstanding Warrants;

o     2,950,336 shares of our Common Stock underlying options;

o 229,333 shares of our Common Stock issuable upon conversion of our 8% Convertible Redeemable Preferred Stock; and

o     4,000,000 shares of our Common Stock reserved by us for acquisitions.

      If the Warrants or Options are exercised or converted, we will receive the exercise/conversion price of the outstanding Warrants or Options. If Shares of our Common Stock are sold, we will not receive any proceeds from the sale. We are paying the cost of this Post Effective Amendment, estimated at approximately $5,000, but the Selling Stockholders will pay their own brokerage commissions and other expenses of sale.

      The Selling Stockholders may sell the Shares from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market ("Nasdaq"), in negotiated transactions or both. They may sell the Shares at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise. The Selling Stockholders may also transfer Shares by gift.

      The Selling Stockholders may sell the Shares directly to purchasers through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase securities as principals for their own account. The Selling Stockholders pay the broker-dealers a brokerage fee or a discount from the sales price. The purchaser of the Shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any Selling Stockholder for the sale of any of the Shares.

      Investing in the Shares involves a high degree of risk. You should purchase the Shares only if you can afford to lose your entire investment. See "Risk Factors" on Page 5.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                              --------------------

                   The date of this Prospectus is July   , 1999

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Neither the delivery of this prospectus nor any offer or sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary ........................................................    2
Risk Factors ..............................................................    5
Use of Proceeds ...........................................................   11
Dividends .................................................................   11
Capitalization ............................................................   13
Selected Financial Data ...................................................   14
Management's Discussion and Analysis of Financial Condition and Results
  of Operations ...........................................................   15
Our Business ..............................................................   29
Legal Matters .............................................................   39
Management ................................................................   39
Principal Holders .........................................................   47
Selling Shareholders ......................................................   48
Certain Relationships and Related Transactions ............................   52
Plan of Distribution ......................................................   53
Description of Stock ......................................................   53
Experts ...................................................................   57
Additional Information ....................................................   57
Documents Incorporated by Reference .......................................   58
Indemnification ...........................................................   59
Index to Financial Statements .............................................  F-1

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. Words such as "anticipates", "plans", "estimates", "expects", "believes", and similar expressions as used in this prospectus in connection with INSCI or our management, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results, performance, or achievements may materially differ from those expressed in the forward-looking statements. Please see "Risk Factors" for a more detailed description of those conditions and events that could cause our results to differ.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this offering memorandum might not occur.

                               PROSPECTUS SUMMARY

      This summary highlights some of the information in this prospectus. The summary may not contain all of the information that is important to you. This prospectus includes forward-looking statements which involve risks and uncertainties. You should carefully read the entire prospectus, including the Risk Factors and the financial statements, before deciding whether to invest in our securities.

                                   OUR COMPANY

      We develop and market a family of integrated document management software products designed to meet the enterprise-wide needs of organizations, which rely on a large quantity of computer-generated documents in their business. We provide our customers with the ability to electronically capture and store computer output and source documents and to enable access and delivery of these documents electronically or via reprints in a way that lowers cost, improves quality, and service and provides greater competitive advantage. We market our products in more than 40 countries through a combination of direct sales and reseller channels.

We have recently focused our attention in four areas:

o expansion of the functionality and performance of its existing Unix based products,

o development of our core technology products to operate on the Windows NT platform,

o     expansion of indirect sales channels, and

o     expansion of our services infrastructure.


In the past two years we have added six new software products;

o     WebCOINS, an Internet product;

o     COINSflow, a workflow product;

o     Advanced COINSCAN, an imaging product;

o     Advanced COINSERV, a document archive and retrieval product;

      COINS Demander, a database interface; and

o     Setup Expert, an application set up interface.

      We also released a new product in the latter part of 1997, COINSERV for Windows NT, an electronic digital document repository with Internet access and integrated imaging and workflow. This software product can archive and retrieve high volumes of documents operating on the NT platform. The market for our products is organizations that require the electronic availability of customer-facing documents, source documents, and reports.

      Customer-facing documents vary from industry to industry but generally include invoices, statements, purchase orders, bills, policies, and transaction confirmation documents which are produced in high volume on high-speed printers. They require electronic indexing and storage to allow retrieval and viewing for customer support functions and to satisfy regulatory archiving requirements.

      Source documents include new account applications, signature cards, purchase orders, signed bills of lading, insurance claim forms, and other paper-based documents which, through the use of our products can be electronically captured, indexed, stored, routed and displayed in support of the process. The result of putting these document types in electronic form is improved efficiency, cost reduction, and ability of an organization to more effectively serve its internal and external customers.

      Electronic commerce is rapidly becoming a market requirement. New capabilities such as electronic bill presentment, customer access to statements and bills and integrated invoicing and marketing extend the value of conventional printing and distribution of customer-facing documents. Our products deliver the capability for document-enabled electronic commerce.

      We offer numerous services including software installation, training, software maintenance, support and systems integration. Our advanced systems integration services division works with our customers to integrate these various technologies into existing technical environments to leverage investments in technology.

      Our current business strategy is to develop and provide document management solutions in a fully integrated and customized manner that enables customers to improve their business processes and competitive position.

                                  THE OFFERING

      The following is a brief summary of the terms of this offering.

Common Stock offered ............................  9,458,835(1) shares of
                                                   Common Stock $.01 par
                                                   value per share

Common Stocks outstanding and
to be outstanding after the offering.............  8,785,664(2)

Common Stock to be Outstanding
after the registration ..........................  21,440,499(1),(3) shares

Use of Proceeds .................................  INSCI Corp. will not receive any proceeds from the sale of
                                                   Common Stock pursuant to
                                                   the offering unless options
                                                   and warrants are exercised.
                                                   In that event, proceeds
                                                   received will be used for
                                                   working capital, general
                                                   corporate purposes and
                                                   acquisitions.

NASDAQ  Small Cap Market Symbols ................  INSI, Common Stock,
                                                   INSIW, Warrants

Boston Stock Exchange Symbols ...................  IN, Common Stock, INIW,
                                                   Warrants

----------
(1) Assumes the exercise of all options, and warrants and the conversion of all Preferred Stock included in this offering.

(2) Does not assume the exercise of any options or the warrants or conversion of any outstanding preferred shares.

(3) Includes 3,196,000 shares of Common Stock underlying options issued or to be issued under option plans. Also assumes the exercise of options and warrants and the conversion of Preferred Stock included in this offering.

                             SUMMARY FINANCIAL DATA

      Our summary historical financial data presented below for each of the five fiscal years ended March 31, have been derived from our audited Financial Statements. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.

                                        TWELVE MONTHS ENDED
                                              MARCH 31,
                           ------------------------------------------------
      In thousands,
      except per share     FISCAL     FISCAL     FISCAL   FISCAL     FISCAL
      amounts               1995       1996       1997     1998       1999
      ----------------------------------------------------------------------

      Net Sales            $ 7,188    $ 7,913    $11,381  $ 9,805    $12,406
      Gross Profit         $ 3,684    $ 4,602    $ 6,755  $ 5,184    $ 7,931
      Net Income (loss)    $(3,113)   $(1,452)   $  (936) ($2,543)   ($  451)
      Net Income (loss)    $ (1.04)   $ (0.53)   $ (0.62) $ (0.73)   $ (0.16)
      Per Share
      Total Assets         $ 5,299    $ 5,193    $10,491  $ 8,598    $ 8,629
      Working Capital      $   883    $    60    $ 4,724  $ 2,116    $ 1,251
      Long Term Debt       $    32    $    44       --       --         --
      Preferred Stock      $ 1,634    $    12    $    37  $    32    $    22


                                  RISK FACTORS

      The statements in this Prospectus that are not descriptions of historical facts may be forward- looking statements that are subject to risks and uncertainties. In particular, statements in this Prospectus, that state our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are "forward-looking statements." Forward-looking statements are subject to risks, uncertainties and other factors, including, but not limited to, those identified under "Risk Factors", those described in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" elsewhere in this Prospectus as well as general economic conditions, any one or more of which could cause actual results to differ materially from those stated in such statements.

      An investment in our Common Stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and consult with your own legal, tax and financial advisors.

HISTORY OF LOSSES

      We have had losses since our organization in 1989. For the fiscal year ended March 31, 1999, we had a net loss of approximately $451,000 or $0.16 per share. For the fiscal years ended March 31, 1998 and 1997 we had net losses of approximately $2,543,000 or $0.73 per share, and approximately $936,000, or $0.62 per share, respectively. Our revenues and results of operations fluctuate as a result of a variety of factors some of which include the amount of revenue generated from our alliances with other companies selling our products; the length of the sales cycle for our products; demand for our products; the introduction of new products and product enhancements by us or our competitors, among other factors.

PREFERRED STOCK DIVIDEND OBLIGATION

      In the past four years we have completed three private placement offerings for shares convertible into our Common Stock. In two of the three placements, all the preferred shares have been converted into our Common Stock. The remaining placement still has outstanding preferred shares which are convertible into shares of our Common Stock. The placement was for Units that are made up of shares of our 8% Convertible Redeemable Preferred Stock and three-year warrants. Each warrant entitles the holder the right to purchase a share of our Common Stock at an exercise price of $5.00. Currently we are obligated until October 1, 2001, or the conversion of the 8% Convertible Redeemable Preferred Shares, whichever happens first, to pay dividends in the amount of 11% a year in the form of our Preferred Stock or in cash. We can choose the form of dividend payment. The requirement for us to pay dividends will have a negative effect on any profits we earn and will result in a reduction in our earnings per share.

POTENTIAL NEGATIVE EFFECT TO OUR COMMON STOCK TRADING PRICE WITH CONVERSION OF PREFERRED SHARES AND EXERCISE OF OPTIONS AND WARRANTS

      Our continued issuance of dividends of Preferred Stock, which is convertible to common stock, on our 8% Convertible Redeemable Preferred Stock, Options and Warrants may have a depressive effect on the price of our Common Stock in the open market. In addition, the existence of such warrants and options and the registration for the underlying shares and /or possible qualification under Rule 144 of the Securities Act of 1933, which would provide an exemption from registration, may adversely affect the terms at which we can obtain additional equity financing. The holders of options and warrants are likely to exercise them at a time when we would otherwise be able to obtain capital on better terms than those provided by the options and warrants.

NEED FOR ADDITIONAL WORKING CAPITAL

      We believe that we will require substantial additional funds for working capital and additional future product development. We have established a bank line for working capital and equipment financing totaling $1,500,000 with Silicon Valley Bank. The credit line contains restrictions related to financial ratios and profitability that we must obtain in order to utilize the bank line. Additionally, if we utilize the credit line, and wish to pay cash dividends, we will be required to obtain Silicon Valley Bank's permission to pay cash dividends.

BOARD OF DIRECTOR CONTROL

      On July 19, 1999, our directors and officers and certain principal stockholders and their affiliates beneficially owned (as defined by the Commission) in the aggregate approximately 3,659,555 shares of Common Stock, representing 32% of the outstanding shares of Common Stock. Accordingly, they have the ability to influence significantly our affairs and matters requiring a stockholder vote, including the election of the directors, the amendment of charter documents, the merger or dissolution of us and the sale of all or substantially all of our assets. The voting power of these holders may also discourage or prevent any proposed takeover of us pursuant to a tender offer.

DIVIDENDS ON OUR COMMON STOCK NOT LIKELY

      We do not anticipate paying dividends on Common Stock. We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business and, accordingly, we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

TECHNOLOGY CHANGES

      Our business is subject to the effect of technological advances and possible product obsolescence. The market for our products and related systems integration and consulting services are characterized by rapidly changing technology, extensive competition, technological complexity and evolving industry standards. We must continue to insure that our computer software and products which service electronic information and document management systems are compatible with products offered by third party vendors, including server platforms for our software and optical disk storage devices. We have no material contractual commitments with third party vendors and there can be no assurances that we will be able to modify our software products to be compatible with new products that are introduced by others. Our ability to provide products and technology at a competitive price will be subject to potential technological alternative solutions that may be provided by competitors. In addition, there can be no assurance that products or technologies developed by others will not render our products or technologies noncompetitive or obsolete.

INTENSE COMPETITION

      Competition among companies that provide document archival, indexing and retrieval solutions is intense. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services. Several larger competitors with substantially more resources market computer document storage and retrieval systems utilizing optical disk drive technology. Other competitors offer alternative methods for storing and retrieving computer generated documents in competition with our services and products. Newly developed products could be more effective and cost efficient than our current products or those we may develop in the future. Many of our current and potential future competitors have substantially more engineering, sales and marketing capabilities; substantially greater financial technological and personnel resources; and broader product lines than we do. Additionally, alliances between major suppliers of data stream software may be formed to create new standards that may cause our products to become obsolete.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

      Our business depends upon proprietary software technology. We have no patent protection for our proprietary software. Although we require our employees and others to whom we disclose proprietary information to sign non-disclosure agreements, such protection may not be sufficient. Our business will be adversely affected if anyone improperly uses or discloses our proprietary software and other proprietary information.

ATTRACTION AND RETENTION OF KEY PERSONNEL

      Our future success depends in significant part on the continued service of key technical, sales and senior management personnel. The loss of the services of any of our executive officers or other key employees could have a materially adverse effect on our business, results of operations and financial condition. We currently have employment agreements with certain key executive officers and personnel. Our continued success also depends upon our continued ability to attract and retain highly qualified technical, sales and managerial personnel. While we have a recruiting program to attract qualified personnel, competition for such personnel is intense, and there can be no assurances that we can retain our key technical, sales and managerial employees. Additionally, there can be no assurances that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

DEPENDENCE UPON KEY SUPPLIERS

      Optical disk storage devices which are necessary for the use of our software systems are currently available from a number of third party vendors. We do not intend to manufacture optical disk drive systems or optical disks. An extended interruption of the supply of optical disk drive systems or optical disks or extended performance problems could have an adverse effect on us. We also rely on third party vendors to provide certain industry standard communication protocols. We currently do not have any fixed commitments from suppliers to provide equipment.

SUBSTANTIAL DEPENDENCE ON OUTSIDE SALES LEADS

      We depend upon introductions to potential customers provided by companies with which we maintain strategic alliances for a significant percentage of our sales. Although we have written agreements with UNISYS, Xerox Corporation, Storage Technology Corporation, Moore Corporation and OCE; and our principal Value Added Resellers, which generally provide for discounts, commissions or referral fees for sales of our software generated by them or by referral to their customers, such agreements do not require customer introductions or provide for minimum required purchases of our products. If any of the companies with which we maintain strategic alliances at any time decide not to refer potential customers to us, we may suffer reduced sales and increased operating losses. In addition, there can be no assurance that we will be able to maintain our strategic alliances on current terms, or at all.

YEAR 2000 COMPLIANCE

      Many computer systems will experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. We have assessed both internal readiness of our computer systems and the compliance of our computer software sold to customers for its ability to process the year 2000. We believe that we are materially ready to process year 2000 requirements and that the remaining minor changes scheduled to be completed over the next four months will be successfully implemented as part of our normal maintenance update of internal systems. The majority of the costs associated with implementing the Year 2000 compliance have already been recognized and have not been material in terms of our financial operating results. Costs associated with implementing the final portions of our program over the next four months are not expected to be material. We believe there is little risk associated with year 2000 issues relative to our internal operations or computer software sold. There can be no assurance, however, that there will not be a delay in, or increased costs associated with the implementation of such changes. Our inability to implement such changes could have an adverse effect on our future results of operations.

POSSIBILITY OF DELISTING

      We face the possibility of delisting from The Nasdaq System. Our Common Stock is presently listed on The Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires us to either maintain net tangible assets (i.e. total assets less liabilities and goodwill) of $2 million, or a market capitalization of $35 million or net income of $500,000 for two of the last three years in order to maintain our listing. We are also required to meet certain corporate governance requirements. Additionally, our stock must maintain an average bid price in excess of $1.00. If the average bid price is less than $1.00 for 30 consecutive trading days we may be deemed not to satisfy The Nasdaq SmallCap listing requirements. If we are unable to satisfy Nasdaq's requirements for continued listing, our stock may be debited from The Nasdaq SmallCap market. In such event, trading, if any, in our Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." If the Common Stock is debited by Nasdaq, the liquidity of our Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage, and low prices for our Common Stock that might otherwise be attained.

      If our Common Stock were to be debited from The Nasdaq SmallCap Market, it may become subject to additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. If the broker-dealer is subject to such restrictions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the price of the Common Stock and your ability to sell our Common Stock.

      The Commission's regulations define a "penny stock" to be any equity security that has a market price which is less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to our Common Stock as long as it is listed on The Nasdaq SmallCap Market.

ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK

      The rights of the holders of our Common Stock may be affected by the potential issuance of Preferred Stock. Our certificate of incorporation gives the board of directors the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. Although we have no present intention to issue any additional shares of preferred Stock or to create any additional series of Preferred Stock, we may issue such shares in the future. Furthermore, if we issue Preferred Stock in a manner which dilutes the voting rights of the holders of Common Stock, our listing on The Nasdaq SmallCap Market may be impaired.

CHANGE IN CONTROL PROVISIONS

      Our Bylaws and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of us, even when these attempts may be in the interests of stockholders. The Delaware General Corporation Law also imposes conditions on certain business combinations with "interested stockholders" (as defined by Delaware law). We also have provided in certain agreements with key personnel that in the event of a change of control and a termination of those employment agreements without cause that each key employee will be entitled to stock options. Additionally, we have provided that if a change of control occurs, certain directors will receive immediate vesting of stock options granted under our 1992 Directors Option Plan.

LACK OF PRODUCT LIABILITY INSURANCE

      We develop, market, install and service electronic information and document management systems. Any failure of our products may result in a claim against us. Due to the high cost of product liability insurance, we do not maintain insurance to protect against claims associated with the use of our products. Any claim against us whether or not successful may result in our expenditure of substantial funds in litigation. Further, any claim may require management's time and the use of our resources and may have a materially adverse impact on us.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the Shares. If any Selling Stockholders exercise Options or Warrants, we will receive the exercise price of such Option or Warrant. We intend to use any such proceeds for working capital and general corporate purposes.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our Common Stock and we do not expect to pay cash dividends in the foreseeable future. We are restricted in paying cash dividends by the terms of our line of credit with Silicon Valley Bank. Under certain circumstances we are required to pay cash dividends on our Preferred Stock. Please see "Dividends" and "Description of Securities" below for further discussion concerning dividend payments on our Preferred Stock. We have paid cumulative stock dividends through June 30, 1999 on each class of our Preferred Stock as follows:

                                                   Stock
                                               Dividend Paid    Shares Issued
10% Convertible Preferred Stock*                 $1,823,000        289,711
8% Convertible Preferred Stock                   $1,432,000        907,536

*     All shares have been converted as of June 30, 1999.

                                    DIVIDENDS

COMMON STOCK

      We have never paid any cash dividends on our Common Stock and do not anticipate declaring and paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund development and growth in our business.

8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

      Our 8% Convertible Redeemable Preferred Stock ("8% Preferred Stock") issued in our Unit Private Placement will pay dividends of 8% per annum on a quarterly basis and are cumulative. Dividends can be paid in cash or 8% Preferred Stock at our option. The 8% Preferred Stock payable as dividends is to be valued at the lesser of $3.75 (three dollars seventy-five cents) or the average bid price for Common Stock for twenty (20) consecutive trading days prior to the end of the quarter. In the event that the average bid price our Common Stock during any sixty (60) day period starting August 1, 1998 is $2.75 (two dollars seventy-five cents) or less, holders of a majority of outstanding 8% Preferred Stock can elect to have dividends paid in cash for the balance of the life of the 8% Preferred Stock (the "Cash Election"). If we fail to honor the Cash Election, we must pay dividends in shares of 8% Preferred Stock (valued at the lesser of $3.75 or the average bid price for Common Stock for twenty (20) consecutive trading days prior to the end of the quarter) and a majority of holders of 8% Preferred Stock shall have the right to designate one (1) Board Member and we shall immediately appoint a designee and use our best efforts to cause the election of the designee for so long as twenty-five (25%) percent of the 8% Preferred Stock remains outstanding. Under the terms of our Unit Private Placement, as the average bid price for our Common Stock during the last thirty
(30) days of any quarter beginning with the quarter ending September 30, 1998 was less than $3.75, the annual dividends on the Preferred Shares were readjusted to eleven (11%) percent per annum for the balance of the period our 8% Preferred Stock is outstanding.

CAPITALIZATION

      The following table sets forth our actual capitalization as of March 31, 1999 This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                   AT MARCH 31,
                                                       1999
                                                  (IN THOUSANDS)

            STOCKHOLDERS' EQUITY
            Convertible preferred stock,
            $.01 par value authorized
            10,000,0000 shares
            10% Convertible redeemable                   1
            preferred stock, 103,335
            issued and outstanding

            8% Convertible redeemable                   21
            preferred stock 2,148,363
            shares issued and outstanding

            Common Stock, $.01 par value                77
            authorized 40,000,000 shares,
            issued and outstanding 7,715,052(1)

            Additional paid in capital              27,034

            Accumulated deficit                    (22,326)

            Total stockholders' equity               4,807

            Total capitalization                     4,807

----------
(1) Excludes an aggregate of 3,196,000 shares of Common Stock reserved for issuance upon the exercise of options and warrants outstanding as of July 19, 1999.

                                    DILUTION

      Dilution is not applicable.

                             SELECTED FINANCIAL DATA

      Our Selected Financial Data should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included elsewhere in this Prospectus. The Selected Financial Data presented below under "Statement of Operations Data" and "Balance Sheet Data" are derived from our Financial Statements. You should read this information together with our financial statements and the notes relating to those statements and with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                           TWELVE MONTHS ENDED
                                                 MARCH 31,
                              ---------------------------------------------
    In thousands, except
    per share amounts          1995     1996      1997      1998     1999
                              ---------------------------------------------
    STATEMENT OF OPERATIONS
    DATA:
    Revenue                   $7,188   $7,913   $11,381    $9,805   $12,406
    Cost of Revenue            3,504    3,311     4,626     4,621     4,475
    Product Development        1,364    1,758     2,170     1,958     2,217
    Selling, general and       5,441    4,326     5,636     5,935     6,242
    administrative costs
    Operating income (loss)   (3,121)  (1,482)   (1,051)   (2,709)     (528)
    Interest income                8       30       115       166        77
    (expense), net
    Net Loss                  (3,113)  (1,452)     (936)   (2,543)     (451)
    Preferred Stock Dividend    (253)    (470)   (1,543)     (847)     (706)
    Net income (loss)         (3,366)  (1,922)   (2,479)   (3,390)   (1,157)
    applicable to common
    stock
    Net loss per common       ($1.04)  ($0.53)   ($0.62)   ($0.73)   ($0.16)
    share
    Weighted average           3,242    3,655     4,022     4,615     7,235
    common shares
    outstanding

    BALANCE SHEET DATA:
    Working capital              883       60     4,724     2,116     1,251
    Total assets               5,299    5,193    10,491     8,598     8,629
    Long-term indebtedness        32       44      --        --        --
    Stockholders'              1,601    2,519     7,452     5,060     4,807
    equity (deficiency)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion together with our financial statements and the notes to those statements included elsewhere in this Prospectus. The results shown in this prospectus are not necessarily indicative of the results we will achieve in any future periods. This discussion contains forward-looking statements based upon our current expectations which involve risks and uncertainties. Our actual results could differ materially from those described in the forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this Prospectus.

GENERAL

      We were incorporated on December 20, 1989 as a wholly owned subsidiary of Information Management Technologies Corporation ("Imtech"). Effective December 1, 1989, we consummated an acquisition (the "Acquisition") of certain assets from Acctex for a purchase price paid by delivery to Acctex of 144,865 shares of Imtech's Class A Common Stock which were contributed by Imtech to us and valued at $335,000, and the assumption of capital lease liabilities valued at $73,000. Assets purchased from Acctex included computer software, customer support and maintenance agreements and certain trade names. Prior to the Acquisition, Acctex marketed its single user stand-alone software document indexing, storage and retrieval software primarily to end users and distributors. Following the Acquisition, we engaged in substantial efforts to expand the size and geographical coverage of our direct sales force and our network of distributors. We also engaged in efforts to enhance the acquired software with additional functions and features and marketed the stand-alone single user software under the COINSERV trademark. Imtech provided working capital for operations through periodic advances to us.

      At the end of fiscal 1991, we revised our business objectives by changing our primary focus to a strategy of developing and marketing more complex client/server software that is designed to be integrated into a customer's existing local or wide area network and to receive computer generated documents directly from the customer's existing host computer. During this period, we also undertook to develop significant additional software functions, that operate compatibly with the computer operating systems and equipment of additional vendors of computer servers and optical disk drives. We believed it was in our best long-term interest to adopt a strategy of focusing on the development and sale of client/server software in order to serve a larger potential market for document storage, indexing and retrieval software that can be used concurrently by multiple computer operators connected to a COINSERV server through a customer's existing local or wide area network.

      On April 21, 1994, we received net proceeds of approximately $7,159,000 from an initial public offering of our equity securities. We used the proceeds of our public offering to enhance our COINSERV software and develop new products, hire software developers, system engineers, and customer support personnel and significantly increase marketing spending.

      On March 28, 1996, we acquired certain assets from a non-affiliated company known as Courtland Group, Inc. ("Courtland"). The purchase of assets transaction involved the payment to or on behalf of Courtland of the sum of $679,000 in cash, common stock, and a note payable, plus assumption of $96,000 in accrued liabilities.

      On September 12, 1996, we completed a private placement financing under Regulation "D". Proceeds from this offering, before underwriting commissions and expenses, totaled $5,000,000. On September 20, 1996 we completed a private placement financing under Regulation "D" for the sum of $1,350,000, before underwriting commissions and expenses.

      On March 3, 1997, we acquired certain assets and business from non-affiliated entities, known as Action Computer Supplies Holdings PLC ("Action") and DSI Data Systems International, LTD. ("DSI") , both companies located in the United Kingdom. On March 31, 1997 we also purchased the assets of a company known as Philippines Business Automation Systems, Inc. ("PAS"), a corporation organized under the laws of the Republic of the Philippines. The acquisition cost of Action, DSI and PAS totaled approximately $170,000 and we do not consider the cost of the acquisition to be financially significant. During our fiscal ended March 31, 1999, we closed our Philippine operation and the key employees of this operation were employed by our strategic sales partner, Unisys Corporation in the Philippines, in order to provide continuity of services for our products.

RESULTS OF OPERATIONS, OVERVIEW

      During our fiscal years ended March 31, 1998 and 1999, our operations were focused in four areas:

o     expanded development of its Windows NT and Web based products;

o enhancements of the functionality and performance of its Unix based products;

o     expansion of indirect sales channels; and

o     expansion of its consulting and integration services.

      We believe that the financial investments made in these four areas are vital to attaining sustainable long term competitive advantage. Investments in these areas in fiscal 1998 and 1999 contributed to our operating loss for these periods.


COMPARISON OF RESULTS OF OPERATIONS, FISCAL YEARS ENDED MARCH 31, 1999, 1998 AND 1997

      The following table sets forth, for the periods indicated, the percentage relationship that certain items of our results of operations bear to revenue:


                                            Fiscal Year Ended March 31,
                                            ---------------------------
                                               1999    1998   1997
                                               ----    ----   ----
                                                  %       %      %
          Revenue                               100     100    100
                                               ----    ----   ----
          Gross Margin                           64      53     59
          Expenses
              Sales and Marketing                34      40     32
              Product Development                18      20     19
              General and Administrative         17      19     17
              Non-recurring charges               0       1      0
                                               ----    ----   ----
                  Total Expenses                 69      80     68
                                               ----    ----   ----
          Loss from operations                  (5)    (27)    (9)
          Interest income (expense) net          1       1      1
                                               ----    ----   ----
          Net Loss                              (4)    (26)    (8)
                                               ====    ====   ====

Comparison of Fiscal Years Ended March 31, 1999 versus March 31, 1998

Revenue

      We develop, sell, install and support electronic document repository software with integrated Internet, imaging, workflow, print-on-demand, electronic distribution and archive (COLD) software for the enterprise level (high volume production) market. Our software products enable customers to improve their services through electronic access to documents (e.g. invoices, statements, reports, etc.); provide financial savings through elimination of paper and microfiche; and provide the foundation for the digital document "back office" for electronic commerce applications. Sales to end users generally include software, systems integration and consulting services, installation, and training. Post-installation maintenance and customer support is available under the terms of a separate contract at an additional charge. We sell our products through a combination of a direct sales force and indirectly through value added resellers ("VARS"), distributors and sales alliances with companies including Unisys Corporation, Xerox Corporation and Moore Corporation. Revenue is net of discounts and allowances given to third party VARS and Distributors.

      THE FOLLOWING TABLE COMPARES OUR REVENUE FOR FISCAL 1999 VERSUS FISCAL 1998 (IN THOUSANDS):


                                                FISCAL YEAR ENDED MARCH 31,
                                             -------------------------------
                                               1999        1998     % Change
                                             -------      -------   --------
Software                                     $ 5,770       $4,451       30
Hardware                                         222          153       45
                                             -------       ------       --
  Total product revenue                        5,992        4,604       30
                                             -------       ------       --
Services                                       3,586        2,787       29
Maintenance                                    2,828        2,414       17
                                             -------       ------       --
  Total services revenue                       6,414        5,201       23
                                             -------       ------       --
Total revenue                                $12,406       $9,805       27
                                             =======       ======       ==

       The following table compares total revenues by quarter for fiscal 1998 and 1999:

                            TOTAL REVENUES BY QUARTER
                                     ($000)
                    FISCAL 1998                     FISCAL 1999
          -----------------------------   -----------------------------
            Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4
          1,803   1,897   2,788   3,317   3,213   2,296   3,725   3,172

      Revenues for fiscal 1999 totaled $12,406,000 and increased by 27% as compared to revenues of $9,805,000 for fiscal 1998. The increase in sales in fiscal 1999 was largely driven by market acceptance of our new version of COINSERV(TM) for Windows NT and Web-based products. Sales increased through both our direct and indirect sales channels, which include such strategic partners as Xerox, Unisys and Fuji Xerox. Revenues from indirect sales channels grew by 44% in fiscal 1999. We expect that to the extent that future revenue growth occurs, it will result primarily from increases from our indirect sales channels.

      Product revenue was $5,992,000 for fiscal 1999 and increased by 30% compared to product revenue of $4,604,000 for fiscal 1998. The increase in product revenues reflects increases from our new NT and Web based products combined with increased revenues from our indirect sales channels. Service revenues, which include systems integration and customer support services, totaled $6,414,000 for fiscal 1999, and increased by 23% compared to revenues of $5,201,000 for fiscal 1998. This increase reflects growth in systems integration services related to our product revenues combined with increased maintenance and support services related to our growing installed base of customers. To the degree that our revenues grow over the next several quarters, it is expected that product revenues will grow at a faster rate than service revenues, as the result of our new products and increased revenues through indirect sales channels.

      Our management believes that the enterprise level volume archival capabilities of our NT and Web based products provide favorable performance differentiation from competitors' products. This differentiation, combined with the investment we have made in expanding our indirect sales channels, will potentially help our future revenues grow as a result of greater sales coverage and a product family that addresses the fastest growing segment of our market. However, the long sales cycle associated with our products and market combined with the large dollar value of many customer orders can result in quarter-to-quarter revenue volatility.

COST OF REVENUE

      Total cost of revenue for fiscal 1999 was $4,475,000 or 36% of revenue, compared to $4,621,000 or 47% of revenue, for fiscal 1998. The decrease in the cost of revenue percentage for fiscal 1999 is the result of an increased mix of product revenues, which inherently have a lower cost of revenue than services revenues.

      Cost of revenue for product sales was $1,288,000 or 21% of product revenue for fiscal 1999 compared to $1,991,000 or 43% of product revenue in fiscal 1998. Costs associated with product sales include the costs of hardware and software products purchased from third parties for resale, and amortization of capitalized software development and capitalized purchased software costs. Costs of product revenue varies depending upon the mix of software and hardware included in total systems revenue. The decrease in the product cost of revenue percentage is primarily the result of decreases in amortization of capitalized software, which totaled $884,000 for fiscal 1999 compared to $1,215,000 for fiscal 1998. Amortization charges were lower in fiscal 1999 due to decreases related to our Unix based products, which are maturing and have decreasing amounts to be amortized. It is expected that amortization for fiscal 2000 will increase due to increased charges for our newer NT and Web based products, which have been under development during the last two years. To the degree that our product revenue grows in future periods, cost of revenue as a percentage of product revenue is expected to decrease as increased revenues are available to absorb amortization costs.

      Costs associated with service revenues principally reflect the costs of systems integration, consulting, and customer support personnel, and the cost of third-party services and hardware maintenance subcontracts. Cost of services revenues was $3,187,000 or 50% of services revenues for fiscal 1999 compared to $2,630,000 or 51% for fiscal 1998, respectively. The decline in the service cost of revenue percent for fiscal 1999 reflects increased productivity for the departments that provide maintenance and systems integration services. It is expected that costs of services as a percent of revenues will remain at approximately the same percentage levels relative to any future revenue growth.

SALES AND MARKETING.

      Sales and marketing expenses were $4,187,000 or 34% of revenues for fiscal 1999 compared to $3,935,000, or 40% of revenue, for fiscal 1998. Expenses increased for fiscal 1999 primarily as the result of increased sales commissions associated with the year's revenue growth. Selling and marketing expenses decreased as a percent of revenue in fiscal 1999 as the result of increased selling efficiencies, primarily from higher revenues from our indirect sales channels. We expect that future expenditures for sales and marketing expenses as a percentage of revenues will decrease in the event of increases in the growth rate of our revenue.

PRODUCT DEVELOPMENT.

      Our product development program has been directed toward creating a suite of complementary products to meet customer and marketplace requirements for a more complete electronic document management solution. This development program includes development of new NT and Web based products combined with enhancement of existing Unix based products. During fiscal 1999, we released significant enhancements to our Windows NT suite of products, which combine an electronic digital document repository with Internet access and integrated imaging and workflow. This software can archive and retrieve high volumes of documents operating on the NT platform. During fiscal 1998, we announced the addition of five new products to our offerings:

o     WebCOINS, An Internet product;
o     COINSflow, a workflow product;
o     Advanced COINSCAN, an imaging product;
o     Advanced COINSERV, a document archive and retrieval product; and
o     Setup Expert, an application set up interface.

      The additions to our product offerings, along with enhancements to existing products, have been funded by our gross expenditures for software products. Gross product development expenses for fiscal 1999 were $3,615,000, before capitalization of software expenses of $1,398,000, for net product development expenses of $2,217,000. Gross product development expenses for fiscal 1998 were $3,574,000, before capitalization of software expenses of $1,616,000, for net product development expenses of $1,958,000. The increase in net product development expenditures for fiscal 1999 reflects a decrease in capitalized software expenses from the prior year's activities, which included concentrated development of several new products. We continue our program to reduce product development expense rates by having selected development performed under a fixed price contract basis by a programming company in Sri Lanka. We plan to continue and possibly increase our expenditures for product development in fiscal 2000 in order to maintain product leadership in the markets served.

GENERAL AND ADMINISTRATIVE

      General and administrative expenses were $2,055,000 or 17% of revenue for fiscal 1999 compared to $1,861,000, or 19% of revenue, for fiscal 1998. The increased expenses for fiscal 1999 primarily reflect the establishment of a computer information systems function to support our internal computer and technological infrastructure combined with a shareholder relations program to increase stock market awareness of our Company and to foster shareholder liquidity.

NON-RECURRING CHARGES.

      During fiscal 1998, we established a plan and provided charges in the amount of $139,000 to discontinue activities of our Philippines operation, which provided sales and technical support intended to expand Far East revenues. This action was taken as the result of lower revenue opportunities in the region as the result of the Asian economic crisis. We are providing continued support of Far East revenue opportunities through increased utilization of its regional indirect sales channels. In this regard, key employees of our former Philippine operation have been employed by our strategic sales partner, Unisys Corporation in the Philippines.

INTEREST INCOME/EXPENSE.

      Interest income in fiscal 1999 was $77,000 compared to interest income in fiscal 1998 of $169,000, partially offset by $3,000 in interest expense for net interest income of $166,000. The decrease in interest income in fiscal 1999 reflects lower average cash balances and corresponding interest income for fiscal 1999.

NET LOSS.

      Net loss for fiscal 1999 was $451,000 compared to a net loss of $2,543,000 for fiscal 1998. The decrease in net loss is primarily the result of increased revenues for fiscal 1999.

YEAR 2000 COMPUTER SOFTWARE CONVERSION

      Many computer systems will experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. We have assessed both internal readiness of our computer systems and the compliance of our computer software sold to customers for its ability to process the year 2000. We believe that we are materially ready to process year 2000 requirements and that the remaining minor changes scheduled to be completed over the next four months will be successfully implemented as part of our normal maintenance update of internal systems. The majority of the costs associated with implementing the Year 2000 compliance have already been recognized and have not been material in terms of our financial operating results. Costs associated with implementing the final portions of our program over the next four months are not expected to be material. We believe there is little risk associated with year 2000 issues relative to our internal operations or computer software sold. There can be no assurance, however, that there will not be a delay in, or increased costs associated with the implementation of such changes. Our inability to implement such changes could have an adverse effect on our future results of operations.

FORWARD LOOKING COMMENTS

      During fiscal 1998, our revenues were impacted by reduced demand for our Unix based software products during the first and second fiscal quarters. To offset this reduced demand and to participate in the rapidly growing Windows NT based market, we introduced a Windows NT based product in October, 1997. In addition, during fiscal 1998, a significant portion of our sales and technical resources were directed toward increased support of our indirect sales channels, at the cost of reducing our direct sales activities. We believe that opportunities to increase future revenues are best served by supporting these sales channels due to the existing customer relationships that these channels have and the relatively large number of sales personnel that the channels can direct to selling our products, as compared to much lower sales coverage of our internal direct sales force. The increase in revenues for fiscal 1999 compared to fiscal 1998 reflects the positive impact on revenues of our new products and increased revenues through indirect channels. We are not able to predict, however, when and to what degree future revenue increases from our NT based products or increased use of sales channels may occur. In addition, the long sales cycle associated with our products and market combined with the large dollar value of many customer orders, which may or may not be received in a given quarter, can result in quarter-to-quarter revenue volatility.

      LIQUIDITY AND CAPITAL RESOURCES

      As of March 31, 1999, we had $1,867,000 of cash and cash equivalents and working capital of $1,251,000 in comparison to $2,596,000 of cash and cash equivalents and working capital of $2,116,000 as of March 31, 1998. We also have a working capital bank line of credit for $1,500,000 which we have not utilized. The present cash reserves and our bank line of credit are believed to be sufficient to meet our foreseeable needs. Accounts receivable were $2,988,000 with weighted days outstanding of 32 as of March 31, 1999 compared to receivables of $2,904,000 with weighted days outstanding of 34, as of March 31, 1998. We target average collections at 45 days. Amounts below this number represent favorable receivable mix and collection performance.

      Our cash flows are summarized below for the periods indicated (in thousands):

                                                     FISCAL YEAR ENDED MARCH 31,
                                                     ---------------------------
                                                           1999       1998
                                                           ----       ----
Cash provided by (used in)
       Operating activities                               $   900    $  (590)
        Investing activities                               (1,744)    (1,984)
        Financing activities                                  115        102
                                                          -------    -------
           Increase(decrease) in cash and
             cash equivalents                             $  (729)   ($2,472)
                                                          =======    =======

      Cash and cash equivalents at end of year            $ 1,867     $2,596

      We generated cash of $900,000 in operating activities for fiscal 1999, primarily as the result of a decrease in loss from operations as compared to the prior year. Net cash used in investing activities was $1,744,000, from additions of $1,398,000 to purchased and capitalized software as a result of our expanded product development program, combined with capital expenditures of $346,000. Cash generated from financing activities was $115,000, and reflects proceeds from the issuance of common stock.

      On August 7, 1998, we finalized a bank line of credit Agreement ("Agreement") with Silicon Valley Bank ("SVB"). The terms of this Agreement provide for a $1,500,000 working capital credit facility for a term of one year. The terms further provide for working capital advances up to seventy five percent of our eligible domestic accounts receivable under ninety days from invoice date. Collateral for the line, which is secured by a lien, is comprised of all of our assets. The rate of interest to be paid to SVB is prime plus one percent. In order to borrow against the line, we are required to meet certain covenants which include minimum tangible net worth of $2 million and a quick ratio of 1:50 to 1. We may, at our option, terminate the credit facility with SVB without penalty. We have had no borrowings against the credit facility with SVB during fiscal 1999. We have received a commitment from SVB to extend the line of credit through fiscal 2000.

      As of March 31, 1999, we had securities outstanding which, if all securities become vested and are in the money, provide potential sources of future financing as outlined below:

                                                                      Potential
Securities                                                Shares      Proceeds
------------------------------------------------         ---------   -----------
Warrants, IPO related                                      689,182   $ 5,869,660
10% Convertible Preferred Stock, placement agent           112,000       560,000
Warrants, 8% Convertible Preferred Stock                 1,466,667     7,400,002
Stock options                                            6,160,967     9,476,828
                                                         ---------   -----------
  Total                                                  8,428,816   $23,306,490
                                                         =========   ===========

      As of March 31, 1999, securities that are vested and in the money provide potential future financing resources of $5,084,000. There can be no assurance that we will obtain any future proceeds from the exercise of the above securities.

      We anticipate that our working capital and sources of capital, such as our renewed credit facility, will be adequate to fund our currently proposed activities for at least the next twelve months. We anticipate using financing vehicles such as bank debt, leasing and other sources of funding, including additional equity offerings, to fund our operations. There can be no assurances that we will be successful in obtaining funds from any such sources. If additional funds are raised by issuing equity securities, dilution to our stockholders may result. If additional funds are not available, we may be required to delay execution of our business plan.

      COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1998 VERSUS MARCH 31, 1997

      REVENUE

      The following table compares our revenue for fiscal 1998 versus fiscal 1997 (in thousands):

                                                 FISCAL YEAR ENDED MARCH 31,
                                              ---------------------------------
                                                                            %
                                               1998          1997         CHANGE
                                              ------        -------       ------
Software                                      $4,451        $ 5,236        (15%)
Hardware                                         153            501        (69)
                                              ------        -------        ---
  Total product revenue                        4,604          5,737        (20)
                                              ------        -------        ---
Services                                       2,787          3,522        (21)
Maintenance                                    2,414          2,122         14
                                              ------        -------        ---
  Total services revenue                       5,201          5,644         (8)
                                              ------        -------        ---
Total revenue                                 $9,805        $11,381        (14%)
                                              ======        =======        ===

      The following table compares total revenues by quarter for fiscal 1997 and 1998:

                            TOTAL REVENUES BY QUARTER
                                     ($000)
                    FISCAL 1997                     FISCAL 1998
          -----------------------------   -----------------------------
            Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4
          2,936   2,085   3,360   3,000   1,803   1,897   2,788   3,317

            Revenues for fiscal 1998 totaled $9,805,000 and decreased by 14% as compared to revenues of $11,381,000 for fiscal 1997. The decrease in fiscal 1998 revenues, both for product and services, was primarily the result of lower revenues in the first and second quarters of that year. Two factors impacted our revenues during these quarters:

      1. Part of our market had been transitioning to products that run on the Windows NT platform. Our NT product was not available for sale until the fourth quarter of fiscal 1998. Consequently, we lost revenue to competitors' NT products in the first and second quarters.

      2. Our sales and technical personnel spent an increased amount of their time in providing technical, sales and training support to our indirect sales channels. This channel support time resulted in less time available for closing direct sales accounts, with a corresponding impact of lower revenues. Our revenues increased in the third and fourth quarter of fiscal 1998, with a fourth quarter historical high, and reflect increases from indirect sales channels, increased international revenues, and revenues from new NT products. Maintenance revenues increased by 14% in fiscal 1998 and reflect the growth in our installed base of customers, most of which renew their maintenance contracts on an annual basis.

      COST OF REVENUE.

      Total cost of revenue for fiscal 1998 was $4,621,000 or 47% of revenue, compared to $4,626,000 or 41% of revenue, for fiscal 1997. The increase in the cost of revenue percentage for fiscal 1998 was primarily the result of lower revenues available to absorb systems integration infrastructure costs and increases in software amortization.

      Cost of revenue for product sales was $1,991,000 or 43% of product revenue for fiscal 1998 compared to $1,634,000 or 28% of product revenue in fiscal 1997. Costs associated with product sales include the costs of hardware and software products purchased from third parties for resale, and amortization of capitalized software development and capitalized purchased software costs. Costs of product revenue varies depending upon the mix of software and hardware included in total systems revenue. The increase in the product cost of revenue percentage is primarily the result of increases in amortization of capitalized software, which totaled $1,215,000 for fiscal 1998 compared to $929,000 for fiscal 1997, reflecting amortization increases for our Unix based products, which are maturing, combined with the initial amortization of our new NT based products, which have been under development during the last two years.

            Costs associated with service revenues principally reflect the costs of systems integration, consulting, and customer support personnel, and the cost of third-party services and hardware maintenance subcontracts. Cost of services revenues was $2,630,000 or 51% of services revenues for fiscal 1998 compared to $2,992,000 or 53% for fiscal 1997, respectively. The decline in the service cost of revenue percent for fiscal 1998 reflects increased productivity for the departments that provide maintenance and systems integration services.

      SALES AND MARKETING.

            Sales and marketing expenses were $3,935,000 or 41% of revenues for fiscal 1998 compared to $3,693,000, or 32% of revenue, for fiscal 1997. Expense increases for fiscal 1998 resulted from increased support of the our indirect sales channels, activities associated with the introduction of our new NT, Web, workflow and imaging products combined with expenses to support international sales activities.

      PRODUCT DEVELOPMENT.

      Our product development program has been directed toward creating a suite of complementary products to meet customer and marketplace requirements for a more complete electronic document management solution.

      The additions to our product offerings, along with enhancements to existing products, have been funded by the gross expenditures for software products. Gross product development expenses for fiscal 1998 were $3,574,000, before capitalization of software expenses of $1,616,000, for net product development expenses of $1,958,000. Gross product development expenses for fiscal 1997 were $3,167,000, before capitalization of software expenses of $997,000, for net product development expenses of $2,170,000. The increase in gross expenditures for fiscal 1998 primarily reflects increased development in our NT based products, where market analysts forecast future growth rates to be high.

      GENERAL AND ADMINISTRATIVE.

      General and administrative expenses were $1,861,000 or 19% of revenue for fiscal 1998 and decreased by $82,000 as compared to $1,943,000, or 17% of revenue, for fiscal 1997. This decrease reflected a cost savings program that we put into effect during fiscal year 1998. A significant portion of the cost savings reflects decreases in professional fees combined with increased utilization of our internal staff for functions that were performed by outside services during 1997.

      NON-RECURRING CHARGES.

      During fiscal 1998, we established a plan and provided charges in the amount of $139,000 to discontinue activities of our Philippines operations, which provided sales and technical support intended to expand Far East revenues. This action was taken as the result of lower revenue opportunities in the region as the result of the Asian economic crisis.


      INTEREST INCOME/EXPENSE.

      Interest income in fiscal 1998 was $169,000, partially offset by $3,000 in interest expense for net interest income of $166,000. Interest income in fiscal 1997 was $127,000 partially offset by $12,000 in interest expense for net interest income of $115,000. The increase in interest income in fiscal 1998 reflects the full year impact of interest earned on funds received from two Regulation D Offerings.

      NET LOSS.

      Net loss for fiscal 1998 was $2,543,000 compared to a net loss of $936,000 for fiscal 1997. The increase in net loss is primarily the result of lower revenues in the first and second quarters of fiscal 1998.

      "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT:

      With the exception of historical information, the matters discussed in this report are "forward looking statements" as the term is defined in Section 21E of the Securities Exchange Act of 1934. While we believe that our strategic plan is on target and the business outlook remains strong, several important factors, many of which are beyond our control have been identified which could cause results to differ materially from historical, planned, implied or predicted results. We have experienced, and may in the future experience, significant quarter to quarter fluctuations in revenues and the results of operations. Such fluctuations may result in volatility in the market price of our Common Stock.

       Quarterly revenues and results of operations may fluctuate as the result of a variety of factors, including the lengthy sales cycle for our products, the proportion of revenues attributable to software license fees versus services, the amount of revenue generated by alliances with other companies selling our products, demand for our products, the size and timing of individual license transactions, the introduction of new products and product enhancements by us or our competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. Additionally, the sale of our products generally involves a significant commitment of capital by customers and may be delayed due to time consuming authorization procedures within an organization. Other factors affecting our operating results include our ability to design and introduce on a timely basis new products which compete effectively on the basis of price and performance and which address customer requirements, product obsolescence, technological changes, competition and competitive pressures on price, the ability to hire and retain qualified personnel and general economic conditions affecting the investment by potential customers in peripheral computer devices. There is no assurance that we can maintain or increase our sales volume going forward or that we will be able to achieve a profit in the marketing of our products.

                                 OUR BUSINESS

OVERVIEW

      We develop, market and service a family of integrated software solutions designed for use in various business applications encompassing enterprise level customer service, electronic commerce, workflow management, Internet printing and reprinting, and electronic bill presentment and payment functionality.

      These software solutions are designed to provide customers with the ability to electronically store and manage high volumes of transaction documents and reports, and to rapidly access these documents for reference, printing or delivery via the Internet or other electronic means. The use of our software products typically enables the customer to increase productivity and operational efficiencies, reduce and/or eliminate document warehousing and handling costs, increase the level of customer service, generate additional revenue sources or gain other competitive advantages. These products are based on open client/server architecture capable of integrating with most computing platforms, data output formats, hardware storage devices and complementary e-commerce, electronic bill presentment, and on-line retailing technologies.

      We have established strategic relationships with many leading technology and service providers including Unisys, Xerox, Fuji Xerox, Moore North America, Storage Technology, First Data Investor Services, Swets Document Systems, Geneva Digital, and Media Knowledge Decisions (MKD). The primary markets for our products are financial services (including banking and credit card issuers), insurance, telecommunications, utilities, healthcare and government. We market our products worldwide through direct and reseller channels.

      During fiscal 1999, we implemented several key strategic business initiatives. Management believes that the investments made in these areas are vital to attaining sustainable long-term competitive advantages. Among these initiatives were:

o enhancements and upgrades to the COINSERV software suite, with special emphasis on dual Unix and Windows NT platform upgrades, additional WebCOINS Internet functionality, COINS-CD enhancements, and additional COINSflow workflow functionality,

o increased focus on improved quality assurance standards and customer satisfaction,

o expansion of direct and indirect sales channels in the US and other geographies,

o strengthening of technology and marketing partner alliances, including extended marketing agreements with Xerox, Unisys and Moore North America and a new alliance with Media Knowledge Decisions,

o entry into new high-growth markets including e-commerce, electronic bill presentment and payment, and on-line retailing, expansion of consulting and integration services,

o     and an emphasis on employee motivation, training and retention.

      Our products typically are found in those areas of an organization where the electronic availability of customer-facing documents, source documents and reports is necessary to support the business function. Customer-facing documents vary by industry but generally include invoices, statements, purchase orders, policies, and transaction confirmation documents that are produced in high volume. Source documents may include new account applications, signature cards, purchase orders, signed bills of lading, insurance claim forms and other similar documents. These types of documents require electronic indexing and storage to enable rapid retrieval and viewing for customer support functions, for adherence to regulatory requirements, for data analysis and report generation, for inclusion in Enterprise Resource Planning (ERP) implementations, and for e-commerce applications.

      Electronic commerce is rapidly becoming a critical business requirement. New capabilities such as electronic bill presentment, customer access to statements and bills, and integrated invoicing and marketing extend the value of conventional printing and distribution of customer-facing documents. Our software provides the core digital document repository and Web-based access and delivery capabilities that are required for electronic commerce applications. This constitutes the "digital back office" for e-commerce.

      We also offer numerous services including consulting, systems integration, software installation, training, software maintenance and technical support. Our advanced systems integration services division works with customers to integrate technologies into their business environments to more effectively leverage current and future investments in technology.

      MANAGEMENT CHANGES

      On July 27, 1998, Mr. Darryl R. Dobin was appointed President and Chief Operating Officer. As of March 31, 1999, Mr. John L. Gillis, Executive Vice President, resigned.

       On June 18, 1998, Messrs. Richard Gerstner, Leonard Gartner and Mitchell Klein resigned from the Board of Directors. Their resignations were not as a result of a disagreement with our operations, policies or practices but rather a difference of opinion with respect to the exercise of their business judgment concerning the extension and renewal of the employment agreement of our Chief Executive Officer, Dr. E. Ted Prince. Following their resignations, the Board appointed three new independent Directors, Thomas Farkas, Robert F. Little and John A. Lopiano.

      On September 10, 1998, at our Annual Meeting of Stockholders, E. Ted Prince, Andre Daniel-Dreyfus, Darryl R. Dobin, Thomas Farkas, Robert F. Little, John A. Lopiano and Francis X. Murphy were elected by Shareholders to serve as directors for the ensuing year.

      SOFTWARE PRODUCTS AND SERVICES

o     THE INSCI COINSERV SUITE

      Our COINSERV (Computer Output Information Server) family of integrated, client/server based software solutions enable customers to store, manage, access and distribute high volumes of transaction documents and reports. This software utilizes optical disk, CD, automated tape libraries to index, archive, retrieve and distribute computer-generated documents and scanned images including transaction documents and data. Documents are stored in a Digital Document Repository (DDR) and can be rapidly retrieved for on-demand viewing, printing, Internet distribution, CD distribution and re-purposed for interactive Internet presentment and other e-commerce functions. The COINSERV product suite enables organizations to use existing print applications as the gateway for implementing digital document repositories, preserving their investment in legacy applications as well as establishing the required infrastructure for e-commerce applicability.

      Our COINSERV products are currently installed at over 500 customer sites worldwide. These systems are used in a wide range of vertical industry segments and deployed in departmental and enterprise-wide configurations. COINSERV systems support a wide variety of diverse data formats including IBM mainframe formats; UNISYS mainframe formats; UNIX and PC print output formats; intelligent data streams such as IBM Advanced Function Presentation (AFP), Xerox Metacode and DJDE, PCL, and Adobe PDF; and scanned documents in TIFF format. The COINSERV software suite encompasses the following products:

o     COINSERV FOR WINDOWS NT

      COINSERV for Windows NT is a high volume, high-speed document archive and retrieval system that uses magnetic disk, RAID storage, and high-density, low-cost optical discs in a client-server environment based on Microsoft Windows NT server. It is designed to maximize the processing power of the Windows NT Server through the use of its architectural features and a design that supports and utilizes multiprocessor enterprise-class systems. The system utilizes the graphical user interface and monitoring capabilities of the Windows NT environment to provide an easy-to-use administrative interface and lights-out operation. COINSERV for Windows NT incorporates the comprehensive document archival and retrieval capabilities of the Company's UNIX-based product but utilizes a completely new, open architecture that supports Microsoft environments. The product runs on PC based hardware running Microsoft Windows NT Server 4.0 and can be accessed from Windows PCs and Web browsers on any platform. COINSERV for Windows NT was awarded Product of the Year by Imaging & Document Solutions magazine in January of 1999.

o     WEBCOINS

      WebCOINS provides access to COINSERV digital document repositories through standard Web browsers. WebCOINS delivers archived documents in formats that are widely used within the industry. For plain-text documents it uses HTML, which is directly displayable by browsers such as Microsoft Internet Explorer or Netscape Navigator/Communicator. For intelligent data streams, it uses Adobe PDF format which is displayable in the browser through the use of the Adobe Acrobat Reader, a widely used free component and de facto industry standard. WebCOINS provides an Internet distribution capability for the deployment of e-commerce and customer self-service applications.

o     ADVANCED COINSERV FOR UNIX

      Our flagship digital document repository product, Advanced COINSERV is a UNIX-based system that provides high-volume archiving and retrieval of transaction documents generated from computer output or scanned images. As a key component of the COINSERV suite, it is the digital document hub for LAN/WAN, Internet, and API access, for document distribution via CD-R, for workflow-based electronic messaging, and for production reprints to high speed printing devices. Advanced COINSERV uses magnetic disk, RAID storage, and high-density, low-cost optical discs in a client-server environment. A wide variety of devices can be used to access the digital document repository including Windows PCs and Web browsers on any platform. Advanced COINSERV has received a constant stream of enhancements and extensions to maintain its competitive position.

o     WINCOINS32

      WinCOINS32 is dedicated client software for accessing COINSERV document repositories from a 32-bit workstation running Microsoft Windows 95 or Windows NT. Access to the entire document repository is enabled through an easy-to-use interface for displaying, printing, faxing, or exporting documents at any workstation. WinCOINS32 offers API-level embedded viewing technology for interpreting, displaying and printing native intelligent data streams at the workstation. The WinCOINS32 software supports standard data streams such as AFP, Metacode, DJDE, PCL, PDF, line data and TIFF images.

o     ADVANCED COINSCAN

      Advanced COINSCAN is a multi-featured image capture solution for scanning, indexing and processing images that are stored in COINSERV digital document repositories. The scanning component enables source document scanning from a wide variety of industry-standard scanners. The product is scalable and configurable to meet the volume and indexing needs of many different document-imaging profiles. Advanced COINSCAN incorporates broad functionality including batch imaging, image enhancement, optical character recognition (OCR), intelligent character recognition (ICR), bar code recognition (BCR), and upload to COINSERV document repository systems or other storage systems.

o     COINSflow

      COINSflow is a customer-focused, service-oriented workflow system designed to facilitate and improve business processes through automated routing, tracking, notification and action assignment. This workflow software builds, executes and analyzes business processes in a highly graphical environment, bringing together customer information from disparate sources and presenting it as a case folder which may be tracked and accessed throughout a customer's organization. Users can build business processes, using a graphical flow-charting concept, from a library of pre-defined tasks customized to a particular business. The case server also performs unattended tasks that are part of a workflow process and requires no user interface. Whether used for business process implementation or for document-oriented activities, COINSflow provides integrated work process management functionality for the user organization.

o     COINSPDF

      COINSPDF is a form overlay option that allows customers to create Adobe PDF-based form overlays from any original document source and to use those form overlays with their archived plain-text documents. When retrieving from the document repository, COINSPDF provides presentation and display of the retrieved documents with all of the visual attributes that Adobe PDF offers. Customers can provide an archived document display to their users, with the ability to alter the appearance and re-purpose documents where appropriate. With the growing need to display documents for customer service or other purposes, COINSPDF enables deployment of user-focused displays and printing.

o     MONARCH FOR COINSERV

      Monarch for COINSERV is data mining software that provides workstation-based report mining and analysis. This tool is a private-label version of Datawatch's Monarch product. Monarch for COINSERV enables users to identify, extract, and analyze the contents of documents from the COINSERV digital document repository. This software can be used to manipulate document information into field-oriented data on a PC workstation, generate calculated fields, provide graphic representations of the analyzed data, and export results to other desktop tools such as spreadsheets and databases. For situations where report data is regularly transcribed and used to analyze or summarize results, Monarch for COINSERV is a way of accessing and extracting knowledge from the corporate "memory" contained in the document repository.

o     COINS-CD

      COINS-CD is Windows NT-based software for CD-R distribution of archived documents. This product combines our core technology with CD-R functionality to enable document and data distribution to remote users, external customers, non-networked users, or anyone who needs specific access to documents independent of a central document repository. COINS-CD processes computer generated output, either from magnetic tapes, file transfer, or extracted from the main COINSERV document repository. COINS-CD performs the same reading, extracting, and indexing that the COINSERV products perform and then records the information on CD-R. Varied means of distribution is becoming an important part of any document repository strategy, and COINS-CD provides a solution of fulfilling this requirement.

o     SETUP EXPERT

      Setup Expert is a graphical interface that leads a user through the steps to create an application definition file for COINSERV systems. This software provides a point and click approach that can be used to simplify the process of setting up or modifying a document archive and retrieval application. Setup Expert allows a systems administrator or analyst to graphically set up document parameters, define key and secondary filter indexes, establish directory paths to source files, and define page types and overlays associated with each page type. This software can be used with line-data type files and documents but does not support intelligent print data streams.

INSCI CUSTOMER INTEGRATION SERVICES

      Utilizing our core products and technologies and the capabilities of its consulting resources, we have developed specialized systems integration approaches and methodologies that allow us to carry out the implementation of advanced solutions within large and complex client environments. These methodologies encompass project direction and management, quality assurance and control, and testing disciplines that are essential for mission-critical solutions in large organizations with massive data stores and critical processing time frames. Based upon expertise in integrated output management, electronic printing, imaging, document management, on-demand printing, data storage, and data mining, we provide services and solutions to global problems in the customer service and data storage areas. With these project management, technical, product and architectural skills, we are able to offer a unique set of solutions and capabilities to organizations that are seeking more than a software product to satisfy their organizational and business requirements.

INSCI STRATEGIC ALLIANCES

      We have developed several strategic business alliances through which we extend our marketing efforts and generate sales. In the course of fiscal 1999, we announced new and/or expanded marketing and sales alliances with Xerox Corporation, Moore North America, Fuji Xerox and others. In addition, Unisys Corporation, an existing reseller of our products, implemented a program to dedicate additional resources to selling and marketing our products. In November 1998, we and Xerox Corporation jointly announced an expanded marketing alliance. We were the only partner added to this program in all of 1998. We also are a Participating Sponsor of Xerox's DocuWorld initiative, which provides a worldwide forum for select companies to present information regarding their document automation products in conjunction with Xerox Corporation.

      We currently have agreements with a limited number of value added resellers ("VARs"). VARs generally are organizations that sell their own computer application software systems to special vertical markets, such as banks, health care organizations or credit unions. VARs sell our products as part of an integrated system of hardware and software for the VARs customers. We sell our products directly to VARs for resale to the VARs' customers.

      We believe that our digital document repository, imaging, workflow and Web-based technologies and products are essential to comprehensive customer solutions, as well as a mandatory infrastructure requirement for e-commerce applications. We believe that companies in the information retrieval, e-commerce, electronic bill presentment and payment (EBPP), enterprise resource planning (ERP), and on-line retailing are likely to require high-volume digital archival and retrieval technology in order to meet their own objectives.

PRODUCT DEVELOPMENT

             The market for data storage and retrieval products is highly competitive and characterized by frequent technological change. Consequently, we must continually enhance our products and continue to develop new products. We utilize our staff of development engineers and customer support personnel to identify, design, and develop product enhancements and new products. We have also increased the amount of development we perform by locating some work offshore where resources are less costly, thus enabling us to compete more effectively against many competitors with far greater resources than we possess.

MARKETING AND SALES

      We market our COINSERV products through our own sales force in combination with strategic alliances and value added resellers. Marketing activities include trade journal advertising, distribution of sales and product literature describing the COINSERV products, their applications and benefits, attendance at trade shows and conferences, sponsoring or supporting seminars for customers and prospects, and on-going communications with the established base of customers via newsletters, new product announcements, direct mail and telemarketing. Public relations activities include speaking at trade group meetings, publishing of technical articles, publishing of user success stories, and distributing of press releases about our products.

      Our direct sales force focuses on prospects for our products that are particularly in high volume, high performance environments. Sales representatives initiate contacts with prospective end user customers and make direct sales of COINSERV products to those prospects. They also provide assistance and make joint presentations with the Company's resellers and strategic business alliances. Additionally, they frequently work with our systems engineers to provide high level technical consulting services both before and after a sale.

      We have also developed several strategic business alliances through which we generates sales. During fiscal 1997, we announced new sales alliances with Xerox Corporation, Storage Technology Corporation, Moore Corporation, as well as others. In addition, Unisys Corporation, an existing reseller of our products, announced a program to dedicate additional resources to selling and marketing our products. In March, 1998, Xerox Corporation selected us as one of seven participants in Xerox's Docuworld initiative, which provides a worldwide forum for selected companies to present information regarding their networked digital printing products in conjunction with Xerox Corporation.

      We believe that COLD and electronic printing are emerging technologies and that we are likely to enter into additional marketing alliances that will have the potential to generate further significant sales. In particular we believe that companies in the imaging, workflow, information retrieval, electronic commerce, Internet and printing areas are likely to require COLD technology in order to meet their own objectives. We intend to continue discussions with such companies with a view to closing further such alliances.

CUSTOMER SUPPORT AND SERVICE

      Our in-house technical support personnel provide pre-sales support to assist in product selection and configuration, installation support assisting in technical integration of COINSERV with a customer's existing computer system, and post-sales telephone support (included in the customer's maintenance support agreement) assisting in the ongoing use of the COINSERV system. Our post-sale support also includes software maintenance, software updates and technical support pursuant to renewable one-year contracts. VARs and distributors generally handle service and support for their customers. We intend to expand this level of support both through traditional approaches and through non-traditional ones. In this regard we have set up a Web site and intend to use this as a medium for customer information and support.

      The computer hardware utilized in COINSERV systems is generally covered by warranties granted directly by the hardware manufacturer to the customer, and we do not assume responsibility for support or maintenance of this equipment. Maintenance and technical support for the optical disk drive components in all our systems are provided by a third party contractor which specializes in providing service for optical disk drives and jukeboxes.

VENDORS AND SUPPLIERS

      We have reduced our sales of third party hardware in order to focus on sales of our own software and services products, which generate higher gross margins. Typically, the hardware that hosts our software products is either owned or purchased directly by our customers. Accordingly, sales of third party hardware are not material and we have no material dependence on third party hardware suppliers in order to attain our revenues.

      COMPETITION

      There are a number of suppliers offering COLD, CD-R, document management, report management, workflow management, imaging, information retrieval, electronic bill presentment and e-commerce products. In many cases, we believe that our products and services offer advantages over the competition. These advantages include:

      o a comprehensive product portfolio encompassing enterprise archive and retrieval, Web-based functionality, scanning and imaging, workflow, CD, document and data mining, report generation and management, and a dual platform strategy with both NT and Unix product suites

      o       high volume throughput and enterprise-level scalability

      o support for multiple intelligent data streams and other data formats

      o       open systems connectivity

      o       high speed document archival and access

      o       comprehensive systems integration and support services

      o strategic alliances and partnership relationships with major corporate partners

      We believe that our market positioning, strategic alliances and product functionality allow us to compete favorably with products offered by our primary competitors. However, competition among companies providing these products is intense and many of our primary competitors have substantially greater financial resources, more personnel, greater access to related products and broader contact with potential customers than us.

PROPRIETARY INFORMATION

    We do not hold any patents and currently rely upon a combination of trademarks, contractual rights, trade secrets and copyright laws to protect our proprietary rights in our products. We seek to protect our proprietary rights in our COINSERV software through restrictions on disclosure and use set forth in customer agreements and employee nondisclosure agreements. Additionally, we require that all of our employees execute confidentiality, trade secret and invention agreements in connection with their employment with us. Despite these precautions, it may be possible for third parties, without authorization, to copy or duplicate our proprietary software or to obtain and use its proprietary information. Existing copyright laws afford only limited practical protection for computer software, and the laws of certain foreign countries do not protect our proprietary rights in its products to the same extent as the laws of the United States. Because of the rapid pace of technological change in our industry, we believe that the legal protection for our products is less significant for our success than the knowledge, technical expertise and marketing skills of our personnel, the frequency of product enhancements and the timeliness and quality of support services provided by us.

EMPLOYEES

      We employed 73 persons as of March 31, 1999. Our future success depends, in part, on our ability to retain existing and to attract new management and technical employees. We have no collective bargaining agreements and consider our relationship with employees to be good.

LEGAL MATTERS

      To the best of our knowledge, there are no material legal proceedings pending against us or any of our subsidiaries.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the name, age and position of each of our directors and executive officers. Each director will hold office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

NAME                       AGE  CURRENT POSITION WITH COMPANY
-----                      ---  -----------------------------
Dr. E. Ted Prince          51   Chairman, Chief Executive Officer and Director
Darryl R. Dobin            52   President, Chief Operating Officer and Director
Andre Daniel-Dreyfus       58   Director
Thomas Farkas              77   Director
Robert F. Little           77   Director
John A. Lopiano            59   Director
Francis X. Murphy          50   Director
Roger C. Kuhn              55   Vice President of Finance and Chief Financial
                                  Officer

DIRECTORS AND EXECUTIVE OFFICERS

Directors are elected each year at the annual meeting of shareholders for terms of one year and until their successors are elected and qualified. Our executive officers are appointed by the Board of Directors to serve until their successors are appointed and qualified.

CURRENT DIRECTORS OF INSCI

DR. E. TED PRINCE, was appointed as our President and Chief Executive Officer in June 1995. He was elected Chairman of the Board of Directors in August of 1995 and appointed and served as Chief Financial and Accounting Officer on an interim basis in May 1996 through July 1996. Dr. Prince has been President of several software companies. Dr. Prince serves and has served as a Director of several software companies and has a degree in Political Science from The University of New South Wales (Australia) and a Master and Ph.D. degree from Monash University in Australia.

DARRYL R. DOBIN, was appointed President in July 1998. From April 1996 to July 1998, Mr. Dobin was the President of NEPS, Inc. a wholly-owned subsidiary of the Moore Corp. From 1992 to 1996, Mr. Dobin had been at Xerox Corp. as Manager of the Marketing Partnership Group. Prior to Xerox, Mr. Dobin spent twenty two years at IBM and held numerous technical, sales and marketing positions. From 1988 to 1992, Mr. Dobin managed IBM's channel strategy for the US Marketing organization. He holds a BS degree in Administration and Management Science from Carnegie Mellon University.

ANDRE DANIEL-DREYFUS, was appointed a Director in June 1997. From 1989 to the present, Mr. Dreyfus has been Senior Vice President, Corporate Finance, at Fechtor Detwiler & Co. Inc. an investment banking firm. From 1979 to 1989, Mr. Dreyfus was Vice President at McTeague & Company, a private investment banking firm. Mr. Dreyfus holds a Bachelors of Arts and Master of Arts from Yale University.

THOMAS FARKAS, was appointed as a Director of the Company in June, 1998. For the past five years, Mr. Farkas has been President of Dynamic Controls, a company engaged in the avionics business. Mr. Farkas has many years of experience in developing and growing a business involved in military technology and controls systems. Mr. Farkas is a major shareholder in the Company.

ROBERT F. LITTLE, was appointed as a Director in June, 1998. For the last five years, Mr. Little has been a private investor and is a shareholder in the Company. He is a retired attorney who specialized in civil litigation. Mr. Little has also been involved in real estate development and construction for his own account. He has a AB degree from Princeton and an LLB degree from Columbia Law School.

JOHN LOPIANO, is a retired Senior Vice President of Xerox Corp. and was President of the Production Systems Group. The Production Systems Group has total revenue of approximately $5 billion and consists of Printing Systems for centralized computer environments and Document Productions Systems for publishing and low volume commercial printing. Mr. Lopiano had been with Xerox for 8 years. Prior to joining Xerox, he worked at IBM Corporation for 25 years where his experience included 12 years in the field, 5 years in manufacturing industry marketing, 5 years in product development, and 3 years in the document image market development area. Mr. Lopiano graduated from the United States Military Academy and later earned an MBA degree from New York University.

FRANCIS X. MURPHY, was elected as a Director in September 1995. He is the founder of Emerging Technology Ventures, Inc. and has served as President and Chief Executive Officer from its inception in September 1994. From February 1994 through September 1994 Mr. Murphy was the President and Chief Operating Officer of Cryo-Cell International, Inc., a Research and Development stage medical products public company. From 1991 through 1994, he served as President and Chief Operating Officer of Creative Socio-Medics Corp., a wholly owned subsidiary of Advanced Computer Techniques, a provider of technology to the health care industry. He holds both a Bachelors of Arts and Masters of Business Administration in Corporate Finance from Adelphi University.

CURRENT EXECUTIVE OFFICERS OF INSCI

      In addition to Dr. Prince and Mr. Dobin, the following INSCI employees are executive officers of the Company.

ROGER C. KUHN, joined the Company and was appointed Vice President Finance and Chief Financial Officer on July 29, 1996. Mr. Kuhn has been Chief Financial Officer for Momentum Software Corporation and Acuity Imaging Inc. He was Vice President and Controller of Computervision Corporation. Mr. Kuhn holds a Bachelors of Science in Accounting and Masters of Business Administration in Finance from Fairleigh Dickinson University.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the compensation for each of the last three
(3) fiscal years earned by the Chief Executive Officer and each of the most highly compensated executive officers whose individual remuneration exceeded $100,000 for the fiscal year ended March 31, 1999 (the "Named Executives").

                      SUMMARY ANNUAL COMPENSATION TABLE

                                                                                        Long Term
                                                                                       Compensation
                                                                             Other       Options
Name                 Principal  Position    Year      Salary      Bonus   Compensation   Granted**
----                 -------------------    ----      ------      -----   ------------ -----------
Dr. E. Ted Prince    Chief Executive        1999     $200,000         --    $9,567(1)   $500,000
                     Officer                1998      200,000         --    32,147(1)         --
                                            1997      200,000         --    31,596(1)     75,000
Darryl R. Dobin      President              1999      114,423     65,000      --         250,000
John L. Gillis*      Executive Vice         1999      195,980    115,416    56,834(2)     41,000
                     President              1998      175,000     85,025     9,000(2)       --
                                            1997      165,000    110,330    90,707(2)       --
Roger Kuhn           Vice President         1999      135,000     45,000     6,000(3)     50,000
                     Finance and            1998      135,000     11,666     6,000(3)       --
                     Chief                  1997       82,212     36,250     3,923(3)  100,000
                     Financial
                     Officer

*     Indicates resignation
**    The Company does not have a restricted stock award program.

(1) In fiscal 1999, Dr. Prince was paid $9,657 for an automobile allowance. In fiscal year 1998, Dr. Prince was paid a $6,000 living allowance, $10,359 for an automobile lease, $2,315 for garage rental and $13,473 for apartment rental. In fiscal 1997, Dr. Prince was paid $6,000 living allowance, $8,247 for an automobile lease, $2,204 for garage rental and $15,145 for apartment rental.

(2) In fiscal year 1999, Mr. Gillis received an automobile allowance of $9,000 and his loan balance in the amount of $47,834 was canceled by the Company upon Mr. Gillis' resignation from the Company and in accordance with a separation agreement between Mr. Gillis and the Company. In fiscal year 1998, Mr. Gillis received an automobile allowance of $9,000. In fiscal year 1997, Mr. Gillis received an automobile allowance of $6,741 and $83,966 stemming from the surrender of 19,134 stock options as payment against a $150,000 loan made to Mr. Gills in April 1994. Additional information relative to Mr. Gillis' loan is discussed herein under "Certain Relationships and Related Transactions".

(3) In fiscal year 1999, 1998 and 1997, Mr. Kuhn received an automobile allowance of $6,000, $6,000 and $3,923 respectively.

APPOINTMENT OF OFFICERS AND DIRECTORS

      No new officers or directors have been appointed.

OPTION GRANTS DURING FISCAL 1999

      The following table provides information concerning options granted to officers and directors during the Fiscal Year ended March 31, 1999 and reflects the potential value of such options assuming 5% and 10% annual stock appreciation.

                             PERCENT OF
                               TOTAL                                      POTENTIAL
                               SHARES                                 REALIZABLE VALUE
                             UNDERLYING                                      AT
                              OPTIONS                                  ASSUMED ANNUAL
                             GRANTED TO                                     RATES
                             EMPLOYEES                                 OF STOCK PRICE
                             IN FISCAL   EXERCISE    EXPIRATION         APPRECIATION
NAME                  NUMBER    YEAR      PRICE         DATE          FOR OPTION TERM
                                                                     5%            10%
                                                                   -------      --------
Darryl R. Dobin      250,000    10.7%     $0.92      July 27, 08   $44,600      $366,600
Thomas Farkas        100,000    4.3%      $1.03      June 18, 03   $28,500       $62,900
Thomas Farkas         20,000    0.9%      $0.93      July 16, 03    $5,100       $11,400
John Gillis           41,000    1.8%      $0.93      Dec. 31, 99        $0            $0
Roger C. Kuhn        100,000    4.3%      $1.22      Aug. 26, 08   $76,700      $194,400
Robert F. Little      20,000    0.9%      $0.93      July 16, 03    $5,100       $11,400
Robert F. Little     100,000    4.3%      $1.03      June 18, 03   $28,500       $62,900
Robert F. Little      20,000    0.9%      $0.93      July 16, 03    $5,100       $11,400
John A. Lopiano      100,000    4.3%      $1.09     Sept. 10, 03   $30,100       $66,500
John A. Lopiano       20,000    0.9%      $0.89       Oct. 8, 03    $4,900       $10,900
Francis X. Murphy    100,000    4.3%      $1.09     Sept. 10, 03   $30,100       $66,500
Dr. E. Ted Prince    300,000    12.9%     $1.75      Jan. 15, 09   $30,200      $836,700
Dr. E. Ted Prince    200,000    8.6%      $0.95      July 17, 08   $19,500      $302,800

OPTION EXERCISES AND HOLDINGS

       The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of the fiscal year with respect to each of the named directors and executive officers:

                              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR END OPTION VALUES

                              Shares
                             Acquired                     Number of Shares            Value of Unexercised
                                on       Value           Underlying Options           In-the-money Options
                             Exercise   Realized          at March 31, 1999             at March, 1999(1)
Name                             #          $        Exercisable  Unexercisable   Exercisable      Unexercisable
----                             -          -        -----------  -------------   -----------      -------------
Andre Daniel-Dreyfus             --         --         40,000         80,000         2,000             4,000
Darryl R. Dobin                  --         --           --          250,000          --             345,000
Thomas Farkas                    --         --           --          120,000          --             154,400
John Gillis                      --         --        339,336           --          247,105             --
Roger Kuhn                       --         --           --          150,000          --             176,500
Robert F. Little                 --         --           --          120,000          --             154,400
John A. Lopiano                  --         --           --          120,000          --             149,200
Francis X. Murphy                --         --        339,466        280,534        155,583          123,339
Dr. E. Ted Prince                --         --       1,425,000       350,000        953,000          165,000

1. Calculated by multiplying the number of shares underlying options by the difference between the closing price of the Common Stock as reported by NASDAQ on March 31, 1999 and the exercise price of the options.

REMUNERATION ON NON-MANAGEMENT DIRECTORS

       Each member of the Board of Directors who is not an officer or employee of the Company is entitled to participate in the Directors Option Plan (See "Directors Option Plan"), and to receive reimbursement for travel and other expenses directly related to his activities as a director. We do not pay inside or outside Directors on a per meeting basis for attendance at Board of Director meetings or related Committee meetings. However, each outside Director may be compensated pursuant to a written agreement with us to provide specific types of professional services such as financial, accounting or tax advice covering compensation plans, acquisitions and debt/equity placements. See Certain Relationships and Related Transactions.

COMPENSATION PLANS:

        EMPLOYMENT AGREEMENTS

        During 1998, our Compensation Committee recommended to the Board of Directors that the employment agreement of Dr. E. Ted Prince ("Dr. Prince") the Chairman of the Board of Directors and Chief Executive Officer should be amended to provide for an extension and increase in compensation. The Board of Directors subsequently approved the proposed amendment. Effective April 1, 1999, Dr. Prince's employment agreement provided for an extension of the term of Dr. Prince's employment through September 30, 2001, and further provided for salary compensation at an annual rate of $250,000 per annum with an incentive bonus of up to 40% of base compensation based upon performance targets established by the Board of Directors. Additionally, the amendment provided for the immediate vesting of 200,000 stock options to purchase 200,000 shares of Common Stock at $.95 per share. Further, an additional 300,000 stock options were granted to Dr. Prince to purchase 300,000 shares at $1.75 per share vesting over a 2-year period. The stock options granted to Dr. Prince are for a term of ten (10) years and expire April 1, 2009. Additionally, the amendment also provided that the exercise period of 950,000 options stock options previously granted to Dr. Prince at $1.66 per share and 250,000 options at $2.00 per share , would be extended until June 16, 2005.

        We also have employment agreements with other executive officers which include annual incentive bonuses based upon attainment of defined profitability criteria and other performance related objectives. If an executive officer's employment is terminated for any reason other than voluntary resignation or for cause (as defined in the agreements) then a severance benefit will be paid. The severance benefit varies from officer to officer, but is not greater in any instance than six month's salary and benefits. Exclusive of Dr. Prince, key members of management have been granted stock options as part of their compensation package.

        DIRECTORS OPTION PLAN

        Directors Option Plan (the "Directors Plan") was adopted by the Board of Directors and approved by stockholders in October 1992, modified in July 1994 and amended effective September 1996. A total of 1,000,000 shares of Common Stock have been reserved for issuance under the Directors Plan. The purpose of the Directors Plan is to make service on the Board more attractive to present and prospective directors, since the continued services of qualified directors are considered essential to our sustained progress. On July 29, 1996, the Directors Plan was amended so that each new Director receives 100,000 stock options upon being appointed to the Board of Directors. In addition, the current change of control provision was modified to provide immediate vesting.

        The Directors Plan is administered by a committee made up of at least two members of the Board of Directors. The exercise price per share of any option granted under the Directors Plan shall not be less than the fair market value of such shares on the date of grant. Eligible directors include all members of the Board of Directors who are not also employees of the Company or any parent or subsidiary of the Company. Options expire five years from the date of grant, subject to earlier termination in accordance with the terms of the Directors Plan. All rights to exercise options terminate twenty-four months following the date the optionee ceases to serve as a director of the Company with certain exceptions. At March 31, 1999, there were 626,667 Directors options outstanding and 373,333 options available for future grant.

        During fiscal year 1996, the Company, with shareholder approval, granted aggregate stock options of 3,000,000 shares to new and continuing Directors and officers of the Company. The stock options are for a term up to five years and have vesting schedules based on different criteria including time qualifications and performance standards. The underlying shares are include in our Form S-1 Registration Statement that has been declared effective by the Securities and Exchange Commission on October 6, 1997.

        Additionally, we have awarded certain options to consultants in consideration for certain bona fide services. A total of 196,000 options were awarded in fiscal year 1999 with a S-8 Registration for the shares filed with the Securities and Exchange Commission on February 24, 1999.

        THE 1997 EQUITY INCENTIVE PLAN

        The 1997 Equity Incentive Plan is the successor plan to our 1992 Stock Option Plan (the "Plan") which was terminated by shareholder ratification at our annual meting in September 1996. Under the 1992 Plan, 4,000,000 shares of common stock $.01 par value were authorized and reserved for issuance in the form of incentive stock option and non-qualified stock options. Of these, 213,133 stock options had been granted as of March 31, 1999. These stock options are currently outstanding to employees of the Company and other "key persons" and, as such, will remain in effect according to their terms and conditions (including vesting requirements) as provided for in the 1992 Plan and individual stock option agreements. The remaining 3,786,867 authorized and reserved shares of common stock are no longer subject to issuance under the 1992 Plan.

        With shareholder approval, we have reserved 3,000,000 shares for future use under the new 1997 Equity Incentive Plan (the "1997 Plan"). These new shares in effect replace the remaining and ungranted shares associated with the terminated 1992 Plan. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") consisting of two or more non-employee directors who are not eligible to receive grants or awards under the 1997 Plan. The plan provides for the granting of equity incentive awards to employees in the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock appreciation awards, restricted stock awards, deferred stock awards, and other performance-related or non-restricted stock awards. The 1997 Plan permits us to provide our employees with incentive compensation opportunities which are highly motivational and which afford the most favorable tax and accounting treatments to the Company. The Committee believes that the flexibility of the incentive award vehicles provided for by the 1997 Plan will enhance the effectiveness and cost efficiency of management incentive program.

        The Committee, subject to the provisions of the 1997 Plan will designate participants, determine the terms and provisions of each award, interpret the provisions of the plan and supervise the administration of the plan. The Committee may, in its sole discretion, delegate certain administrative responsibilities related to the 1997 Plan to employees or outside consultants, as appropriate. The exercise price of any stock option granted under the 1997 Plan shall not be less than the fair market value of the common stock as of the date of grant. The Committee shall determine any service requirements and/or performance requirements pertaining to any stock awards under the 1997 Plan.

        An S-8 Registration for the 1997 Plan was filed with the Securities and Exchange Commission on April 27, 1999. As of March 31, 1999, there were 2,415,164 options outstanding under this plan and 584,836 options available for future grant.

                              PRINCIPAL HOLDERS
        The following table sets forth information regarding the ownership of our Common Stock as of June 30, 1999 by (1) each beneficial owners of more than five percent of the outstanding Common Stock, (2) each director, (3) the Chief Executive Officer and the four most highly compensated other executive officers, and the executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                        SHARES                                  % OF
                                                          OF                    TOTAL          COMMON
                                                        COMMON      OPTIONS/  BENEFICIAL       STOCK
NAME OF BENEFICIAL OWNER                                 STOCK       OTHER     OWNERSHIP    OUTSTANDING
------------------------                               ---------     -----     ---------    -----------
CEDE, Depository Trust Co.                             4,188,054        --     4,188,054        54%
PO Box 20
New York, NY 10274

Information Management Technologies Corp.                486,032        --       486,032         6%
130 Cedar Street
New York, NY 10006

Andre Daniel-Dreyfus, Director                             1,000      40,000      41,000         1%
c/o Fector, Detwiler & Co., Inc.
225 Franklin Street
Boston, MA 02110

Darryl R. Dobin, President                                 9,000        --         9,000         0%
2 Westborough Business Park
Westborough, MA 01581

Thomas Farkas, Director                                1,631,987        --     1,631,987        17%
c/o Dynamic Controls
8 Nutmeg Road South
South Windsor, CT 06074

Roger Kuhn, CFO                                             --          --          --           0%
2 Westborough Business Park
Westborough, MA 01581

Robert L. Little, Director                               137,315        --       137,315         2%
c/o INSCI Corp
2 Westborough Business Park
Westborough, MA 01581

John A. Lopiano, Director                                  3,000        --         3,000         0%
c/o INSCI Corp
2 Westborough Business Park
Westborough, MA 01581

Francis X. Murphy, Director                                 --       399,466     399,466         5%
c/o INSCI Corp
2 Westborough Business Park
Westborough, MA 01581

Dr. E. Ted Prince, CEO                                    37,787   1,400,000   1,437,787        16%
2 Westborough Business Park
Westborough, MA 01581

All Directors and Executive Officers as a Group        1,820,089   1,839,466   3,659,555        32%

Total common shares outstanding 3-31-99                                        7,715,052

1. Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the persons/entities indicated.

2. Based upon the aggregate of all shares of Common Stock issued and outstanding as of June 30, 1999 in addition to shares issuable upon exercise of options or warrants currently exercisable or becoming exercisable within 60 days followings the date of this report and which are held by the individuals named on the table.
                             SELLING SHAREHOLDERS

      The following table sets forth the number of shares of our Common Stock beneficially owned and/or shares of Common Stock underlying our convertible securities.

                                                     OWNED PRIOR TO OFFERING

              Name of Selling Shareholder                             Number of
                                                                      Shares of                                        Number of
                                                                        Common        Number of    Number of           Shares of
                                                       Number of        Stock         Shares of    Shares of            Common
                                                       Shares of      Underlying       Common       Common            Stock to be
                                                      Common Stock       8%            Stock        Stock            Sold Pursuant
                                                    Underlying Unit  Convertible     Underlying   Underlying            to this
                                                       Warrants(l)    Redeemable      Warrants      Options           Prospectus(2)
-----------------------------------------------------------------------------------------------------------------------------------
Bijan Ahmadi                                             6,667                                                             6,667
Gary L. Alderman                                         2,500                                                             2,500
Robert W. Allen                                          6,000                                                             6,000
Ronald Arison                                            6,667                                                             6,667
E.H. Arnold                                              3,000                                                             3,000
Gary P. Arnold                                           4,000                                                             4,000
Robert E. Atkins                                         2,000                                                             2,000
Luis R. Barreras                                         6,667                                                             6,667
John C. & Elizabeth C. Barrott                          10,000                                                            10,000
Keith E. Becker                                         26,600                                                            26,600
Robert J. & June G. Becker                               7,000                                                             7,000
Alvin R. Bonnette f/b/o Alvin R. Bonnette                6,667                                                             6,667
Alex E. Booth, Jr.                                       2,667                                                             2,667
Charles Brand                                           26,666                                                            26,666
Willard D. Campbell Trust                                6,667                                                             6,667
Krishan Canekeratne(4)                                                                            350,000                350,000
Howard A. Caplan                                         5,000                                                             5,000
Case Holding Company, Inc.                               6,667                                                             6,667
Chinh  & Debra Chang                                    10,667                                                            10,667
0. Beirne Chisolm                                       14,667                                                            14,667
P/S Plan (William Donovan & Betty White Trustees)        6,500                                                             6,500
Clayton Motor Co., Inc                                   3,000                                                             3,000
Andre Daniel-Dreyfus(3)                                                                            20,000                 20,000
Thomas C. DeFazio                                        4,000                                                             4,000
Lloyd B. Embry                                           5,000                                                             5,000
Emerging Ventures Technologies, Inc.(5)                                                           400,000                400,000
Todd M. Feldman                                          3,000                                                             3,000
Denis Fortin                                            13,000                                                            13,000
Dennis Fortin                                           26,666                                                            26,666
Keith M. Ganzer                                          3,600                                                             3,000
B. Kent Garlinghouse                                     3,000                                                             3,000
Leonard Gartner(6)                                      26,667                                    160,000                186,667
Generation Capital Associates                           13,333                                                            13,333
Richard Gerstner(7)                                                                               120,000                120,000
John Gillis(8)                                                                                    298,336                298,336
Eddie V. Gray                                            3,000                                                             3,000
Thomas T. Grimmett PA DBPT                               4,000                                                             4,000
Edward P. Grindstaff                                     3,000                                                             3,000
Salem M. Habal                                           6,667                                                             6,667
Brian F. Hanley Revocable Trust                          6,667                                                             6,667
Harrison Option Fund, L.P.                               8,000                                                             8,000
Harrison Option Fund                                    26,666                                                            26,666
Harrison Option Fund                                    26,667                                                            26,667
Ernest J. Horky                                          6,667                                                             6,667
Greg Hunsinger                                           4,000                                                             4,000
INITIAL PUBLIC OFFERING(9)                                                            625,000                            625,000
Hyman Indowsky (Dean Witter Cust)                        2,667                                                             2,667
J. Michael Reisert Securities, Inc.(10)                134,668        229,333                                            364,001
Dean R. Johnson                                                                        37,500                             37,500
avid A. Kadish                                           2,000                                                             2,000
Robert D. Katchke                                        3,000                                                             3,000
Albert Kern                                              2,667                                                             2,667
Mitchell Klein(11)                                                                                 20,000                 20,000
Ferdinand Kollar                                         2,000                                                             2,000
Petro A. Kotsis                                          2,000                                                             2,000
Richard A. Kraemer                                       4,000                                                             4,000
Russ Kuhn                                                6,667                                                             6,667
Lancer Partners LP                                     200,000                                                           200,000
Lancer Offshore, Inc.                                   70,000                                                            70,000
The Larson Family Trust                                 13,333                                                            13,333
James C. Lanshe                                                                        37,500                             37,500
David S. Lawi                                           10,000                                                            10,000
A. F. Lehmkuhl                                           2,500                                                             2,500
Brian F. Leonard                                         2,500                                                             2,500
Gustave & Lydia Levinson, JTWR                          26,666                                                            26,666
Robert F. Little                                        18,000                                                            18,000
Susan R. Little                                          9,000                                                             9,000
John D. Lium                                             2,667                                                             2,667
Connie Loewenthal                                        5,000                                                             5,000
Bruce T. Loewy                                           6,667                                                             6,667
Harry Markovitz(13)                                                                               112,000                112,000
Vincent L. Marino                                        4.000                                                             4,000
J.W. McInroy                                             2,000                                                             2,000
McKeown & Franz Inc. Pension Plan                        5,000                                                             5,000
Richard P. McKibben Trust,                               6,667                                                             6,667
Martha McKibben Successor Trustee                       15,333                                                            15,333
Abdon J. Medina                                          6,667                                                             6,667
Louis G. Miller                                          9,000                                                             9,000
Gerald J. Millstein                                      7,333                                                             7,333
Ray E. Moody                                             6,667                                                             6,667
Bohdon Moroz                                             6,667                                                             6,667
Francis X. Murphy(5)(14)                                                                          120,000                120,000
N. Dean Nasser                                           6,667                                                             6,667
Charles A. Newton                                        3,500                                                             3,500
Norcross(12)                                                                           75,000                             75,000
Nathaniel Orme                                           3,000                                                             3,000
Fred Ostad                                               2,000                                                             2,000
Robert Oxenberg(15)                                                                                55,000                 55,000
John Palazzola                                           4,000                                                             4,000
Robert Paul                                             13,300                                                            13,300
E. Ted Prince(16)                                                                               1,200,000              1,200,000
Richard A. Quinn                                         5,300                                                             5,300
Joseph F. Regan                                         12,000                                                            12,000
Jeffrey L. & Barbara A. Sadar                            2,000                                                             2,000
Santa Fe Financial Corp.                                13,333                                                            13,333
Peter & Irene Santulli                                   1,500                                                             1,500
Peter E. Salas                                         120,000                                                           120,000
Charles R. Schaller                                      6,667                                                             6,667
James F. Schofield                                      15,000                                                            15,000
Christopher Schreiber                                    8,000                                                             8,000
Thomas L. Schroeder SEP IRA                              4,000                                                             4,000
Sol B. Schwartz                                          6,667                                                             6,667
Gary Segal                                               6,665                                                             6,665
Barbara D. & Leonard J. Seigel JTE                       6,667                                                             6,667
Shadow Capital, LLC                                     40,000                                                            40,000
Howard Smith                                             5,057                                                             5,057
Phillip P. Smith                                         6,667                                                             6,667
Al Sorensen IRA                                          4,000                                                             4,000
Arthur Sterling                                         53,333                                                            53,333
Michael Supra                                            6,667                                                             6,667
Garland S. Sydnor, Jr.                                   6,000                                                             6,000
Steven J. SzafAra                                        2,700                                                             2,700
Michael Taglich                                         34,669                                                            34,669
Robert Taglich                                          34,668                                                            34,668
Regina & Kamal Taslimi JT                                6,667                         37,500                              6,667
Thomas James & Associates(112)                                                                                            37,500
Thuemling Industrial Products                            4,000                                                             4,000
Morton L. Topfer                                        13,334                                                            13,334
George Trigilio, Jr.(17)                                                                           95,000                 95,000
Tyson Apparel Inc.                                       8,533                                                             8,533
Richard A. Unverferth                                    5,000                                                             5,000
Wallace Electric Co.                                    13,333                                                            13,333
John R. Wiencek                                          5,333                                                             5,333
William & Elizabeth Wieck JTWROS                         4,000                                                             4,000
John I. Williams, Jr.                                    6,667                                                             6,667
Xiaoman Wu                                               2,667                                                             2,667
Seymour H. Zisook                                        4,500                                                             4,500

TOTAL                                                1,466,666       229,333          812,500   2,950,336              5,458,835

NOTES TO SELLING SHAREHOLDERS

(1) Includes shares of Common Stock underlying Warrants issued under the Company's 1996 Unit Private Placement. Each Unit consists of one share of 8% Preferred Stock and one redeemable Common Stock warrant exercisable for three (3) years to purchase one share of Common Stock at $5.00 per share.

(2) Assumes the sale of all of the shares of Common Stock covered by this Prospectus.

(3) Includes 20,000 stock options exercisable at $2.25 per share. Mr. Daniel-Dreyfus is a director of the Company and a member of the Compensation Committee.

(4) Includes 350,000 stock options to purchase 350,000 shares of Common Stock exercisable at $1.66 per share. Mr. Canekeratne is a former Senior Vice-President of Development.

(5) Includes 242,201 incentive stock options exercisable at $2.29 per share, 93,537 incentive stock options exercisable at $2.31 per share, 14,262 incentive stock options exercisable at $5.09 per share, and 50,000 incentive stock options exercisable at $.93 per share. Mr. Francis X. Murphy is a director of the Company and a member of the Compensation Committee and is the principal shareholder of Emerging Ventures Technology, Inc. Mr. Murphy also owns 100,000 stock options exercisable at $1.44 per share and 20,000 stock options exercisable at $2.25 per share.

(6) Includes 40,000 stock options exercisable at $4.06 per share and 100,000 stock Options exercisable at $1.44 per share, Mr. Gartner is a former director of the Company, and a former member of the Audit Committee

(7) Includes 100,000 stock options exercisable at $2.25 per share. Mr. Gerstener is a former director to the Company, and served as a member of the Company's Compensation Committee.

(8) Mr. Gillis is a former Director, Executive Vice President and Chief Operating Officer.

(9) Includes shares of Common Stock underlying 1,250,000 stock purchase warrants issued under the Company's 1994 Initial Public Offering ("IPO"). Under the IPO, each warrant is convertible into one half (1/2) a share of Common Stock.

(10) Includes shares of Common Stock underlying 133,334 Warrants paid as commissions as a placement agent under the Company's 1996 Unit Private Placement. Each Warrant can be exercised for a Unit comprised of one share of 8% Preferred Stock which at the option of the Company can receive dividends of cash or 8% Preferred Stock. Assumes the Company elects to pay dividends in 8% Preferred Stock, which dividends are 8% per annum payable quarterly and are cumulative. Also assumes the exercise of 133,334 warrants (included in the Units) to purchase 133,334 shares of Common Stock at an exercise price of $5.00 per share. The Warrants expire in 1999.

(11) Includes 20,000 stock options exercisable at $2.25 per share. Mr. Klein is a former director of the Company and was a member of the Audit Committee.

(12) Includes shares of Common Stock underlying warrants originally issued as underwriter warrants in connection with the Company's 1994 IPO. The underwriter warrants were exchanged by the Company in 1996 for new warrants.

(13) Includes 100,000 shares of restricted Common Stock; 30,000 shares of restricted Common Stock issued as selling commission to Amerivet/Dymally Securities, Inc. in connection with the Company's 10% Convertible Preferred Stock Private Placement ("10% Private Placement") in 1996, subsequently transferred to Mr. Harry Markovitz, a licensed broker. Also includes 112,000 stock options to purchase shares of Common Stock at $5.00 per share expiring September 1999 originally issued to Amerivet/Dymally Securities, Inc. as selling commissions for the 10% Private Placement and subsequently assigned to Mr. Markovitz.

(14) Includes 20,000 stock options exercisable at $2.25 per share and 100,000 stock options exercisable at $1.44 per share. Mr. Francis X. Murphy serves as a director of the Company. Mr. Murphy may also be deemed to be a beneficial owner of shares of Common Stock owned by Emerging Ventures Technologies, Inc.

(15) Includes 10,000 stock options exercisable at $1.66 per share and 55,000 stock options exercisable at $1.44 per share. Mr. Oxenberg served as a director of the Company and is a member of the Company's Compensation Committee.

(16) Includes 950,000 stock options exercisable at $1.66 per share and 250,000 stock optins exercisable at $2.00 per share. Dr. Prince is the Company's Chief Executive Officer and Chairman of the Board.

(17) Includes 95,000 incentive stock options exercisable at $1.22 per share. Mr. Trigilio was Executive Vice President of the Company's Imaging Division.

      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In April, 1994, we loaned John L. Gillis, our former Executive Vice President and Chief Operating Officer, and his wife, the amount of $150,000 to purchase a residence in Westborough, Massachusetts. During fiscal 1996, we established an allowance for loan loss as the underlying collateral had minimal value. However, Mr. Gillis has been repaying this loan through a surrender of a combination of stock options, salary and bonuses. During fiscal 1999 and 1998, the loan was repaid by $29,190 and $16,119 respectively. Interest on the loan was $5,384 and $7,434 during fiscal 1999 and 1998 respectively. The outstanding loan balance after fiscal 1999 payments was $47,834, which was offset by an allowance for loan losses of the same amount. The loan balance was canceled by the Company on March 31, 1999, upon Mr. Gillis's resignation from the Company and in accordance with a separation agreement between Mr. Gillis and the Company.

      We engaged Emerging Technology Ventures, Inc. ("ETVI") to manage our acquisition and strategic alliance activities. Mr. Francis X. Murphy ("Mr. Murphy"), who is President of ETVI, is also a director of the Company. ETVI is paid a monthly retainer of $6,000. In addition, during fiscal years 1999 and 1998, ETVI was paid an additional $39,000 and $26,000 respectively in connection with consulting services performed for us on behalf of our Executive Committee. In October, 1995, ETVI was granted an incentive stock option to acquire 400,000 shares of the our Common Stock at an exercise price of $2.31 per share. These options are only exercisable to the extent that transactions are completed in accordance with the terms of the agreement. For completed transactions ETVI will receive a commission, which is offset against cumulative retainer fees paid and a portion of the stock options granted will vest concurrent with the date of the completed transaction. The arrangement with ETVI also provides that a portion of the stock options granted will vest upon arranging strategic sales alliances for us and that ETVI will receive 2% of the revenues generated from these alliances. During fiscal 1999, as the result of establishing strategic alliances, 125,000 options were vested. The fair value of the 125,000 options vested were estimated to be approximately $50,000. During fiscal 1998, ETVI had 50,000 options vest as the result of strategic alliances established. The fair value of the 50,000 options vested were estimated to be approximately $20,000. Amounts earned related to the 2% of revenues from strategic alliances in during fiscal 1999 and 1998 were $9,633 and $2,967, respectively. At March 31, 1999, remaining unvested options outstanding totaled 167,201.

      We engaged Gartner and Associates as financial consultants to advise the Company. Mr. Leonard Gartner ("Mr. Gartner"), principal of Gartner and Associates, is a former director of the Company. During fiscal 1999, Gartner and Associates was paid $18,000. During fiscal 1998, Gartner and Associates was paid a monthly retainer of $6,000 per month and, in addition, approximately $22,000 in fees related to additional assignments for the preparation of our annual report and Form S-1 Registration Statement.

      We entered into an agreement with Technology Providers (LTD. of Sri Lanka and Incorporated of USA) ("TPL") under which TPL will provide computer programming services for certain software products under development and for selected customer application projects. Services rendered by TPL totaled $1,369,000 in fiscal 1999 and $1,078,000 in fiscal 1998. TPL is owned by family members of Mr. Krishan A. Canekeratne, a former Senior Vice President of Development for the Company who resigned in fiscal 1999. Mr. Canekeratne had no direct ownership interest in TPL during his employment with us. In the opinion of management, the fees paid under this agreement are at fair market value rates. We issued approximately $1,114,000 in purchase orders for services to be performed by TPL in fiscal 2000. At March 31, 1999, amounts due to TPL approximated $460,000.

      During fiscal 1998, Richard Gerstner ("Mr. Gerstner") a former director was paid fees in the amount of $11,500 for consulting work performed for us.

      During fiscal 1999 and fiscal 1998, Mitchell Capital, Inc., whose principal shareholder is Mitchell Klein, a former director, was paid consulting fees in the amount of $15,000 and $22,000, respectively, for work performed for us.

                             PLAN OF DISTRIBUTION

      The Shares covered by this Prospectus are being registered by us for the respective accounts of the Selling Stockholders. We will pay all expenses of registering the Shares. Although, we will receive proceeds upon exercise of options or warrants by the Selling Stockholders, we will not receive any of the proceeds from sales by the Selling Stockholders. We understand that none of such Shares will be offered through underwriters.

      The Shares may be sold from time to time by Selling Stockholders either through one or more brokers or dealers on the NASDAQSM Small Cap Market, through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. In connection therewith, the Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, and commissions or discounts or any profit realized on the sale of Shares received by the Selling Stockholders or any such broker or dealer may be deemed to be underwriting commissions or discounts within the meaning of the Act. As of the date of this Prospectus, it is our understanding that the Selling Stockholders do not have any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of their respective Shares.

                             DESCRIPTION OF STOCK

      COMMON STOCK

      We are authorized to issue 40,000,000 shares of Common Stock, $.01 par value, of which 8,785,664 are outstanding as of June 30, 1999. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation ("Certificate of Incorporation"), and the By-Laws (the "By-Laws"), copies of which are enumerated as exhibits to the Registration Statement of which this Prospectus is a part.

      The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefore, subject to any dividend preferences of the Company's Preferred Stock then outstanding. See "Dividend Policy". Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares eligible to vote in any election of Directors can elect all of the Directors then standing for election. The holders of Common Stock have no pre-emptive or other subscriptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to Common Stock. All shares of Common Stock currently issued and outstanding, and the Common Stock to be issued upon conversion of shares of Preferred Stock will be, fully paid and non-assessable. No cash dividends have been paid to holders of the Common Stock since the inception of the Company and no dividends are anticipated to be declared or paid in the foreseeable future. See "Dividend Policy".

PREFERRED STOCK

General

      We are authorized to issue up to 10,000,000 shares of Preferred Stock having a par value of $.01 per share, of which 1,578,800 shares are outstanding as of June 30, 1999.

      The Board of Directors is authorized subject to limitations prescribed by law and the provisions of the Certificate of Incorporation to provide for the issuance of shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable State law of the State of Delaware, to establish from time to time, the number of shares to be included in each such series and affix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

      The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the right to determine and designate any and all of the following:

o the number of shares constituting that series and distinctive designation of that series;

o the dividend rate of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative right or priority, if any, of payment of dividends on shares of that series;

o whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

o whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

o whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, in the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates;

o whether that series shall have a sinking fund for the redemption or purchase of the shares of that series, and, if so, the term and amount of such sinking fund;

o the rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of shares in that series; and

o     any other relative rights, preferences and limitations of that series.

      Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividend shall be paid or declared set apart for payment on the Common Stock with respect to the same dividend.

      If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

      As of June 30, 1999 we have 1,578,800 shares outstanding of our 8% Convertible Redeemable Preferred Stock ("8% Preferred Stock").

      Each share of 8% Preferred Stock converts into one share of Common Stock at the option of the holder.

      Except as expressly provided by the General Corporation Business Law ("GCL") of the State of Delaware, and our amended Certificate of Incorporation, the 8% Preferred Stock shall have no voting rights or pre-emptive rights.

      If we shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any 8% Preferred Stock shall be outstanding, the Eligible Holders of the then outstanding 8% Preferred Stock shall receive a preference on liquidation at least pari passu with any existing and future issues of preferred stock that has the highest preference regarding distributions. The preference shall be $3.75 per share of 8% Preferred Stock. Eligible Holders of the 8% Preferred Stock shall have a preference in distribution of property available for distribution to the holders of our Common Stock $.01 par value per share (the "Common Stock") equal to a pro-rata amount of said distribution in proportion to the Eligible Holder's ownership of 8% Preferred Stock, together with an amount equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution, whether or not declared by the Board, provided however, that our amalgamation with any corporation or corporations, the sale or transfer by us of all or subsequently all of our property, or any reduction of our authorized or issued capital of any class, whether now or hereafter authorized, shall be deemed to be a liquidation by us.

      Subject to the provisions hereof, all amounts to be paid as preferential distributions to the Eligible Holders of 8% Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of our property to the holders of Common Stock or to the holders of any preferred stock inferior in preference to the 8% Preferred Stock, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

      If our Common Stock trades at or above $7.50 per share for twenty out of thirty consecutive trading days and we have an effective registration statement under the Securities Act of 1933, as amended ("1933 Act") with respect to all shares of Common Stock underlying the 8% Preferred Stock, we have the right, upon thirty days prior written notice to all holders of record of the 8% Preferred Stock, to redeem all, but not less than all, of the 8% Preferred Stock for cash at $3.75 per share of 8% Preferred Stock. At any time after October 1, 1999, any shares of 8% Preferred Stock that has not otherwise converted can be redeemed at our option, upon thirty days prior written notice to all then holders of record of the 8% Preferred Stock, for cash at $3.75 per share of 8% Preferred Stock. On October 1, 2001, any outstanding 8% Preferred Stock shall automatically convert into shares and Common Stock at the lesser of $3.75 per share or the average bid price for the Common Stock for twenty (20) consecutive trading days ending five (5) business days prior to October 1, 2001.

      For so long as an Investor owns 8% Preferred Stock and/or Warrants, the Investor shall have anti-dilution protection and adjustment right with respect to:

o any subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock;

o any declaration of a dividend or any other distribution upon our Common Stock payable in shares of Common Stock;

o     any capital reorganization or reclassification of our capital stock; or

o any consolidation or merger of another entity with us. (See Limited Anti-Dilution Examples herein).

      There will be no adjustment in the event that we pay a dividend in cash to our holders of Common Stock; provided, however, that we give all holders of the 8% Preferred Stock written notice at least (30) days prior to the record date for the cash dividend that we intend to declare a cash dividend.

      The 8% Preferred Stock, nor the Common Stock issuable upon the conversion of the 8% Preferred Stock, may be offered, sold or resold unless the shares are registered under the 1933 Act or an exemption from the registration requirements of the 1933 Act is available.


                              VALIDITY OF SHARES

      The validity of the securities being offered hereby is being passed upon Baratta & Goldstein, 597 Fifth Avenue, New York, New York 10017.


                                   EXPERTS

      The balance sheet of the Company as of March 31, 1999 and the statements of operations, stockholder's equity and cash flows for the fiscal years ended March 31, 1999 and March 31, 1998 included in this Prospectus, have been included herein in reliance on the report of Pannell Kerr Forster PC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              --------------------

                            ADDITIONAL INFORMATION

      The Company is subject to the information requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information can be inspected and copied at the Public Reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549, as well as the Regional Offices of the Commission at CITICORP Center 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the NASDAQ, 1735 "K" Street, N.W., Washington, D.C. 20006-1500, on which the Company's Common Stock is listed.

      The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be obtained, together with other information about the Company, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates.

                              --------------------

                       DOCUMENTS INCORPORATED BY REFERENCE

      We have filed the following documents with the Commission. We are incorporating these documents in this Prospectus, and they are a part of this Prospectus. We are allowed to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to another document we filed with the Commission. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all of the shares of common stock.

(1)   Our Annual Report on Form 10-KSB for our fiscal year ended March 31, 1999;

(2)   Our Proxy Statement for our 1998 Annual Meeting of Stockholders;

(3) The Company's Registration Statement on Form S-1 which became effective on October 6, 1997.

      We are also incorporating by reference in this Prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus. Such documents are incorporated by reference in this Prospectus and are a part of this Prospectus from the date we file the documents with the Commission.

      If we file with the Commission any document that contains information which is different from the information contained in this Prospectus, you may rely only on the most recent information which we have filed with the Commission.

      We will provide a copy of the documents referred to above without charge if you request the information from us. However, we may charge you for the cost of providing any exhibits to any of these documents unless we specifically incorporate the exhibits in this Prospectus. You should contact Mr. Roger Kuhn, Chief Financial Officer, INSCI Corp., 2 Westborough Business Park, Westborough, MA 01581, (508) 870-4000, if you wish to receive any of such material.

      This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of the shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               INDEMNIFICATION

      The General Corporation Law of the State of Delaware grants each corporation organized hereunder the power to indemnify its officers and directors against liability under certain circumstances. The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by law, indemnify all directors, officers, employees and agents of the Company. The Company's Certificate of Incorporation also contains a provision eliminating the liability of directors of the Company to the Company or its stockholders for monetary damages, except under certain circumstances.

      The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Act.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expresses in the Act and is therefore unenforceable.


                           This Space Intentionally
                                  Left Blank

                  TABLE OF CONTENTS TO FINANCIAL STATEMENTS



Financial Statements
--------------------
                                                                            Page
                                                                            ----

Independent Auditor's Report                                                 F-2

Balance Sheet as of March 31, 1999                                           F-3

Statements of Operations for the Years Ended
      March 31, 1999 and 1998                                                F-4

Statements of Stockholders' Equity for the Years
      Ended March 31, 1999 and 1998                                          F-5

Statements of Cash Flows for the Years Ended
      March 31, 1999 and 1998                                                F-6

Notes to Financial Statements                                                F-8

                         Independent Auditor's Report

To the Stockholders and
Board of Directors of
INSCI Corp


      We have audited the accompanying balance sheet of INSCI Corp as of March 31, 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INSCI Corp as of March 31, 1999 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.



                                                     /s/ Pannell Kerr Forster PC


New York, New York
May 18, 1999

                                             INSCI CORP
                                            BALANCE SHEET
                                           MARCH 31, 1999
                                (in thousands, except share amounts)
ASSETS
Current assets:
  Cash and cash equivalents (Notes B-3 and B-9)                                              $  1,867
  Accounts receivable, net of allowance for doubtful accounts of $100 (Note B-9)                2,988
  Inventory (Note B-4)                                                                             43
  Prepaid expenses and other current assets                                                       175
                                                                                             --------
    Total current assets                                                                        5,073
Property and equipment, net (Notes B-6 and D)                                                     679
Capitalized software development costs,
  net of accumulated amortization of $554 (Note B-5)                                              898
Purchased software, net of accumulated amortization of $610 (Note B-5)                          1,693
Other                                                                                             286
                                                                                             --------
Total assets                                                                                 $  8,629
                                                                                             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                              1,146
  Accrued expenses:
    Compensation                                                                                  475
    Vacation                                                                                      282
    Commissions                                                                                   216
    Other                                                                                         451
  Deferred maintenance revenue (Note B-2)                                                       1,252
                                                                                             --------
    Total current liabilities                                                                   3,822
                                                                                             --------

Commitments and contingencies (Notes E,F,G,I,J and K)

Stockholders' equity (Notes B-12,I, J,K and L)
  Convertible preferred stock, $.01 par value, authorized 10,000,000 shares:
      10% Convertible redeemable preferred stock, 103,335 shares issued
        and outstanding, liquidating preference of $103                                             1
       8% Convertible redeemable preferred stock, 2,148,363 shares issued and outstanding,
        no liquidation preference                                                                  21
    Common stock, $.01 par value: authorized 40,000,000 shares: issued and outstanding
      7,715,052 shares                                                                             77
    Additional paid-in capital                                                                 27,034
    Accumulated deficit                                                                       (22,326)
                                                                                             --------
      Total stockholders' equity                                                                4,807
                                                                                             --------
Total liabilities and stockholders' equity                                                   $  8,629
                                                                                             ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                   INSCI CORP
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                           YEARS ENDED MARCH 31,
                                                           ---------------------
                                                              1999        1998
                                                            --------    -------
Revenue (Notes B-2 and M)
     Product                                                $  5,992    $ 4,604
     Services                                                  6,414      5,201
                                                            --------    -------
        Total revenue                                         12,406      9,805
                                                            --------    -------
Cost of revenue (Note B-5)
     Product                                                   1,288      1,991
     Services                                                  3,187      2,630
                                                            --------    -------
        Total cost of revenue                                  4,475      4,621
                                                            --------    -------

Gross margin                                                   7,931      5,184
                                                            --------    -------

Expenses
     Sales and marketing                                       4,187      3,935
     Product development (Note B-5)                            2,217      1,958
     General and administrative                                2,055      1,861
     Non-recurring charges (Note C)                             --          139
                                                            --------    -------
        Total expenses                                         8,459      7,893
                                                            --------    -------

Loss from operations                                            (528)    (2,709)
                                                            --------    -------

Interest income (expense)
     Interest income                                              77        169
     Interest expense                                           --           (3)
                                                            --------    -------
        Interest income (expense) net                             77        166
                                                            --------    -------
Net loss                                                        (451)    (2,543)
Preferred stock dividend (Notes B-12 and I)                     (706)      (847)
                                                            --------    -------

Net loss applicable to common shares                        $ (1,157)   $(3,390)
                                                            ========    =======
Net loss per common share - basic (Note B-8)                $  (0.16)   $ (0.73)
                                                            ========    =======

Weighted average common
     shares outstanding (Note B-8)                             7,235      4,615
                                                            ========    =======

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                                             INSCI CORP
                                                 STATEMENTS OF STOCKHOLDERS' EQUITY
                                                 Years ended March 31, 1999 and 1998
                                                (in thousands, except share amounts)

                                                      Common Stock          Preferred Stock    Additional
                                                   -------------------      ----------------     Paid-in   Accumulated
                                                    Shares      Amount      Shares    Amount     Capital     (Deficit)     Total
                                                    ------      ------      ------    ------     -------     ---------     -----

BALANCE, MARCH 31, 1997                            4,224,110      $42      3,691,173   $37       $25,152     ($17,779)     $7,452

10% Preferred stock conversion to common stock       590,325        6       (702,345)   (7)            1         --          --
8% Preferred stock conversion to common stock         53,520        1        (49,999)   (1)         --           --          --
Common stock issued as dividend
  on 10% preferred stocks                            157,254        2           --      --           394         (396)       --
Common stock accrued as dividend
  on 10% preferred stock                                --         --           --      --            26          (26)       --
 Preferred stock issued as dividend on 8%
    convertible redeemable preferred stock              --         --        251,943     3           422         (425)       --
 Issuance of shares                                  149,588        1           --      --           112         --           113
Exercise of stock options                             30,333       --           --      --            38         --            38
Net loss                                                --         --           --      --          --         (2,543)     (2,543)
                                                   ------------------------------------------------------------------------------
BALANCE, MARCH 31, 1998                            5,205,130       52      3,190,772    32        26,145      (21,169)      5,060

10% Preferred stock conversion to common stock     2,269,843       23     (1,498,602)  (15)           (8)        --          --
8% Preferred stock conversion to common stock            125      (125)         --      --          --           --          --
Common stock issued as dividend
  on 10% preferred stocks                             62,364       --           --      --            54          (54)       --
 Preferred stock issued as dividend on 8%
    convertible redeemable preferred stock              --         --        559,653     5           647         (652)       --
 Issuance of shares                                   70,000        1           --      --            (1)        --          --
Stock options issued for services                       --         --           --      --            83         --            83
Exercise of stock options                             95,000        1           --      --           110         --           111
Exercise of stock warrants                            12,590       --           --      --             4         --             4
Net loss                                                --         --           --      --          --           (451)       (451)
                                                   ------------------------------------------------------------------------------

BALANCE, MARCH 31, 1999                            7,715,052      $77      2,251,698   $22       $27,034     ($22,326)     $4,807
                                                   ==============================================================================

                                                     INSCI CORP
                                              STATEMENTS OF CASH FLOWS
                                                   (in thousands)

                                                                                            YEARS ENDED MARCH 31,
                                                                                           1999             1998
Cash flows from operating activities:
  Net loss                                                                                 $ (451)         $(2,543)
  Reconciliation of net loss to net cash provided by
  (used in) operating activities:
      Depreciation and amortization                                                           392              405
      Amortization of software costs                                                          884            1,215
      Non-recurring charges                                                                  --                139
      Stock options issued for services                                                        83             --
      Changes in assets and liabilities:
        Accounts receivable                                                                   (84)            (413)
        Inventory                                                                             (42)              46
        Prepaid expenses and other current assets                                             (22)               4
        Accounts payable                                                                      265               53
        Accrued expenses                                                                     (319)             348
        Deferred maintenance revenue                                                          338               77
        Other assets                                                                         (144)              79
                                                                                           ------           -------
Net cash provided by (used in) operating activities                                           900             (590)
                                                                                           ------           -------

Cash flows from investing activities:
      Additions to capitalized software development costs                                    (492)            (567)
      Additions to purchased software                                                        (906)          (1,049)
      Capital expenditures                                                                   (346)            (368)
                                                                                           ------           -------
Net cash (used in) investing activities                                                    (1,744)          (1,984)
                                                                                           ------           -------

Cash flows from financing activities:
      Proceeds from issuance of common stock                                                  115              150
      Payment of note payable                                                                --                (48)
                                                                                           ------           -------
Net cash provided by financing activities                                                     115              102
                                                                                           ------           -------

Net change in cash and cash equivalents                                                      (729)          (2,472)
Cash and cash equivalents at beginning of year                                              2,596            5,068
                                                                                           ------           -------
Cash and cash equivalents at end of year                                                   $1,867           $2,596
                                                                                           ======           ======


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                   INSCI CORP
                            STATEMENTS OF CASH FLOWS
                                   (continued)


SUPPLEMENTAL DISCLOSURE OF NON CASH FINANCING AND INVESTING ACTIVITIES:

During fiscal years 1999 and 1998, the Company issued 2,332,332 and 801,099 shares, respectively, of its common stock in payment of dividends due and conversions of its preferred stocks (Notes I and J)

Dividends were accreted on beneficial conversion features of preferred stock and amounted to $8,000 and $235,000 in fiscal 1999 and 1998 respectively (Notes B-12 and I)

During fiscal years 1999 and 1998, the Company issued 559,653 and 251,943 shares of its 8% Convertible Redeemable Preferred Stock in payment of the dividends due on this stock. (Notes I and J)

During fiscal year 1999, the Company issued 70,000 shares of its common stock in exchange for cancellation of 150,000 common stock warrants. (Note J)

During fiscal 1998, preferred stock dividends were accrued in the amount of $26,000.








THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  INSCI CORP
                        NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1999


NOTE A - BUSINESS

   The Company develops, markets and services a family of integrated software solutions designed for use in various business applications encompassing enterprise level customer service, electronic commerce, workflow management, internet printing and reprinting, and electronic bill presentment and payment functionality. These software solutions are designed to provide customers with the ability to electronically store and manage very high volumes of transaction documents and reports, and to rapidly access these documents for reference, printing or delivery via the internet or other electronic means.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      1.   Basis of presentation

   The accompanying financial statements include the operations of the Company and its wholly owned subsidiary; INSCI (UK) Limited, a product development center located in the United Kingdom. During fiscal 1998, the Company's Board of Directors approved the closing of the Company's Philippine subsidiary. Neither subsidiary is financially significant to the consolidated results of the Company. All intercompany transactions and balances have been eliminated in the preparation of the financial statements.

   The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      2.   Revenue Recognition

      Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), was issued in October 1997 by the American Institute of Certified Public Accountants ("AICPA") and was amended by Statement of Position 98-4 ("SOP 98-4"). SOP 97-2 provides revised and expanded guidance of software revenue recognition and applies to all entities that earn revenue from licensing, selling, or otherwise marketing computer software. The Company adopted SOP 97-2 and SOP 98-4 in fiscal 1999. Based on its interpretation of SOP 97-2 and SOP 98-4, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. Additionally, the AICPA issued SOP 98-9 in December 1998, which provides certain amendments to SOP 97-2, and is effective for transactions entered into during fiscal 2000. Adoption of SOP 97-2 and SOP 98-4 did not have a material impact on the Company's financial position or results of operations. The Company believes that the adoption of SOP 98-9 will not have a material impact on its financial position or results of operations.

      Product revenues from the sale of software licenses are recognized when evidence of a license agreement exists, the product has been shipped, the fees are fixed and determinable, collectibility is probable and vendor specific objective evidence exists to allocate the total fee to elements of the arrangements. The Company's software license agreement does not (i) entitle the buyer to any right of return or exchange, or (ii) grant the customer any right to product upgrades or enhancements.

      Software maintenance revenue is recognized ratably over the contract period, generally one year. The Company has arranged with third party providers to perform all customer support obligations under its hardware maintenance contracts. Consequently, the Company recognizes hardware maintenance revenue upon commencement of the contract period.

      Services revenue from consulting and systems integration is recognized upon performance of the services where the customer contract is of a time and material nature and there are no significant remaining obligations, and upon acceptance of the completed project where the contract is of a short duration for a fixed price.

      Advance payments required from customers under contractual agreements which have not been fulfilled are classified as customer deposits.

      3.   Cash and Cash Equivalents

      Cash and cash equivalents consist of highly liquid investments with insignificant interest rate risk and original maturities of three months or less. They are carried at cost which approximates market value.

      4.   Inventory

      Inventory, consisting primarily of computer hardware and software products purchased from third parties, is stated at the lower of cost or market. Cost is determined by the specific identification method.

      5.   Intangible Assets

      a.   Capitalized Software Development Costs

      The Company capitalizes the qualifying costs of developing its software products. Capitalization of costs requires that technological feasibility has been established. Development costs incurred prior to the establishment of technological feasibility are expensed as incurred. When the software is fully documented and available for unrestricted sale, capitalization of development costs ceases, and amortization commences and is computed on a product-by-product basis, based on either a straight-line basis over the economic life of the product or the ratio of current gross revenues to the total current and anticipated future gross revenues, whichever is greater. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies.

      Realization of capitalized software development costs is subject to the Company's ability to market its software products in the future and generate cash flows sufficient to support future operations. Capitalized software development costs totaled $492,000 and $567,000 during the years ended March 31, 1999 and 1998, respectively. Amortization of capitalized software development costs totaled $304,000 and $517,000 during the years ended March 31, 1999 and 1998, respectively, and is included in cost of revenue in the accompanying statements of operations.

      b.   Purchased Software

      The Company capitalizes as purchased software the costs associated with software products either purchased from other companies for resale or developed by other companies under contract with the Company (see Note E-4). The cost of the software is amortized on the same basis as capitalized software costs. The amortization period is re-evaluated quarterly with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Purchased software costs totaled $906,000 and $1,049,000 during the years ended March 31, 1999 and 1998, respectively. Amortization of purchased software costs totaled $580,000 and $698,000 during the years ended March 31, 1999 and 1998, respectively, and is included in cost of revenue in the accompanying statements of operations.

      6.   Property and Equipment

      Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income. The estimated useful lives are as follows:

            Furniture and fixtures.....   5-7 years
            Equipment..................   3-5 years
            Leasehold improvements.....   Life of lease

      7.   Translation into US dollars

      The assets and liabilities of the Company's subsidiaries are translated into US dollars at exchange rates in effect at the balance sheet date for monetary items and at historical rates for non-monetary items. Revenue and expense accounts are translated at the average exchange rate in effect during each month. The cumulative foreign currency translation adjustment at March 31, 1999 and March 31, 1998 was not material.

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income". SFAS 130 requires a company to report comprehensive income and its components in a full set of financial statements. Comprehensive income is the change in equity during a period from transactions and other events and circumstances from nonowner sources, such as foreign currency translation adjustments. The Company has not reported the income (loss) resulting from foreign currency translation adjustments as comprehensive income as the effects are not material to the financial statements. Accordingly, there is no material difference between the Company's net loss reported and the comprehensive loss for SFAS 130.

      8.   Loss Per Share

      Basic net loss per common share is computed by dividing net loss applicable to common shares by the weighted average number of common shares outstanding during the year. For fiscal years 1999 and 1998, diluted loss per share is the same as basic loss per share since the inclusion of stock options, warrants and convertible securities would be antidilutive.

      9.   Concentrations of Credit Risk

      Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances in one financial institution. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At March 31, 1999, the uninsured amounts held at these financial institutions were approximately $1,728,000. The Company has not experienced any losses on these investments to date.

      The Company has not experienced significant losses relating to collection of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit risks as determined by management. Accounts receivable consists of geographically and industry dispersed customers.

      10.  Impairment of Long-Lived Assets

      In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value is required. No such write-downs were required in fiscal 1999 and 1998.

      11.  Fair Value of Financial Instruments

      Financial assets for which carrying values approximate fair value include cash and cash equivalents and accounts receivable. Financial liabilities for which carrying values approximate fair value include accounts payable and accrued expenses.

      The Company estimates that the carrying values approximate fair value due to the short maturity or market rates of interest. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

   12.  Convertible Preferred Stock

      The beneficial conversion feature of convertible preferred stock (see Note
I) is accounted for as a dividend to preferred shareholders and amortized over the period from the date of issue through the date the security is first convertible.

      13.  Accounting for Stock Options and Warrants

      All stock options and warrants that have been granted by the Company to employees have been at or above fair market value of the Company's Common Stock at the time of grant. As a result, no compensation expense or other accounting relating to the Company's stock options issued has been required to be recorded within the financial statements of the Company. The Company has issued stock options for services performed by outside organizations and has recorded a charge of $83,000 to the Company's operating results for fiscal 1999 representing the estimated fair value of these activities.

      The foregoing accounting is in accordance with Accounting Principles Board Opinion No. 25 (APB Opinion No. 25) and related interpretations. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation, " (SFAS 123). The Company has included in Note L the impact of the fair value of employee stock-based compensation plans on net loss and net loss per share on a pro forma basis for awards granted pursuant to SFAS 123.

      14.  Advertising Costs

      The Company expenses advertising as incurred. Advertising expense totaled approximately $127,000 and $115,000 in fiscal 1999 and 1998, respectively.

      15.  Recently Issued Accounting Pronouncements

      In February 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The Company does not expect SOP 98-1, which will be effective in fiscal 2000 to have a material effect on its financial position or results of operations.

      Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities" was issued in April 1998. SOP 98-5 requires the costs of start-up activities, including organization costs, to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company will adopt SOP 98-5 in fiscal 2000.

NOTE C - NON-RECURRING CHARGES

      During fiscal 1998, the Company's Board of Directors approved closing its Philippine subsidiary. As a result, the accompanying Statement of Operations for the year ended March 31, 1998 reflects a write-off of approximately $69,000 representing the subsidiary's net assets at March 31, 1998 and an accrual for estimated closing costs of $70,000. Included in the Company's fiscal 1998 Statement of Operations is $139,000 in revenue and $246,000 in loss from operations relating to the Philippine subsidiary. During fiscal 1999, the Company closed its Philippine operations.

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment at March 31, 1999 consist of the following (in thousands):

Furniture and fixtures                           $ 119
Leasehold improvements                             144
Equipment                                        1,361
                                                 -----
                                                 1,624
Less accumulated depreciation and amortization    (945)
                                                 -----
                                                  $679
                                                  ====

Depreciation and amortization expense was $392,000 and $405,000 for fiscal years 1999 and 1998, respectively.

NOTE E - RELATED PARTY TRANSACTIONS

      (1) In April, 1994, the Company loaned John L. Gillis, the Company's former Executive Vice President and Chief Operating Officer, and his wife, the amount of $150,000 to purchase a residence in Westborough, Massachusetts. During fiscal 1996 the Company established an allowance for loan loss as the underlying collateral had minimal value. However, Mr. Gillis has been repaying this loan through a surrender of a combination of stock options, salary and bonuses. During fiscal 1999 and 1998, the loan was repaid by $29,190 and $16,119 respectively. Interest on the loan was $5,384 and $7,434 during fiscal 1999 and 1998 respectively. The outstanding loan balance after fiscal 1999 payments was $47,834, which was offset by an allowance for loan losses of the same amount. The loan balance was cancelled by the Company on March 31, 1999, upon Mr. Gillis's resignation from the Company and in accordance with a separation agreement between Mr. Gillis and the Company.

       (2) The Company engaged Emerging Technology Ventures, Inc. ("ETVI") to manage its acquisition and strategic alliance activities. Mr. Francis X. Murphy ("Mr. Murphy"), who is President of ETVI, is also a director of the Company. ETVI is paid a monthly retainer of $6,000. In addition, during fiscal years 1999 and 1998, ETVI was paid an additional $39,000 and $26,000 respectively in connection with consulting services performed for the Company on behalf of the Company's Executive Committee. In October, 1995, ETVI was granted an incentive stock option to acquire 400,000 shares of the Company's Common Stock at an exercise price of $2.31 per share. These options are only exercisable to the extent that transactions are completed in accordance with the terms of the agreement. For completed transactions ETVI will receive a commission, which is offset against cumulative retainer fees paid and a portion of the stock options granted will vest concurrent with the date of the completed transaction. The arrangement with ETVI also provides that a portion of the stock options granted will vest upon arranging strategic sales alliances for the Company and that ETVI will receive 2% of the revenues generated from these alliances. During fiscal 1999, as the result of establishing strategic alliances, 125,000 options were vested. The fair value of the 125,000 options vested were estimated to be approximately $50,000. During fiscal 1998, ETVI had 50,000 options vest as the result of strategic alliances established. The fair value of the 50,000 options vested were estimated to be approximately $20,000. Amounts earned related to the 2% of revenues from strategic alliances in during fiscal 1999 and 1998 were $9,633 and $2,967, respectively. At March 31, 1999, remaining unvested options outstanding totaled 167,201.

      (3) The Company had engaged Gartner and Associates as financial consultants to advise the Company. Mr. Leonard Gartner ("Mr. Gartner"), principal of Gartner and Associates, is a former director of the Company. During fiscal 1999, Gartner and Associates was paid $18,000. During fiscal 1998, Gartner and Associates was paid a monthly retainer of $6,000 per month and, in addition, approximately $22,000 in fees related to additional assignments for the preparation of the Company's annual report and Form S-1 Registration Statement.

       (4) The Company collectively has entered into an agreement with Technology Providers (Ltd. of Sri Lanka and Incorporated of USA) ("TPL") under which TPL will provide computer programming services for certain software products under development and for selected customer application projects. Services rendered by TPL totaled $1,369,000 in fiscal 1999 and $1,078,000 in fiscal 1998. TPL is owned by family members of Mr. Krishan A. Canekeratne, a former Senior Vice President of Development for the Company who resigned in fiscal 1999. Mr. Canekeratne had no direct ownership interest in TPL during his employment with the Company. In the opinion of management, the fees paid under this agreement are at fair market value rates. The Company has issued approximately $1,114,000 in purchase orders for services to be performed by TPL in fiscal 2000. At March 31, 1999, amounts due to TPL approximated $460,000.

      (5) During fiscal 1998, Richard Gerstner ("Mr. Gerstner") a former director of the Company was paid fees in the amount of $11,500 for consulting work performed for the Company.

      (6) During fiscal 1999 and fiscal 1998, Mitchell Capital, Inc., whose principal shareholder is Mitchell Klein, a former director of the Company, was paid consulting fees in the amount of $15,000 and $22,000, respectively, for work performed for the Company.

NOTE F - LEASE COMMITMENTS

      The Company's lease for its Massachusetts headquarters expires in September, 2004. The Company subleases a portion of this space under an agreement which expires in November, 2000. Annual sublease rental income approximates $60,000. As of March 31, 1999, future minimum rent to be paid under this operating lease is as follows (in thousands):

          Year ending:

          March 31, 2000 .................................        $349
          March 31, 2001 .................................         337
          March 31, 2002 .................................         316
          March 31, 2003 .................................         326
          March 31, 2004 .................................         335
          Thereafter .....................................         170
                                                                ------
                                                                $1,833
                                                                ======

Total rent expense, net of approximately $60,000 of sublease rental income, was approximately $267,000 and $344,000 for the years ended March 31, 1999 and 1998, respectively.

NOTE G - REVOLVING CREDIT FACILITY

      On August 7, 1998, the Company and Silicon Valley Bank ("SVB") finalized a bank line of credit Agreement ("Agreement"). The terms of this Agreement provide for a $1,500,000 working capital credit facility for a term of one year. The terms further provide for working capital advances up to seventy five percent of the Company's eligible domestic accounts receivable under ninety days from invoice date. Collateral for the line, which is secured by a lien, is comprised of all Company assets. The rate of interest to be paid to SVB is prime plus one percent. In order to borrow against the line, the Company is required to meet certain covenants which include minimum tangible net worth of $2 million and a quick ratio of 1:50 to 1. The Company, at its option, may terminate the credit facility with SVB without penalty. To date, the Company has not utilized any portion of this credit facility.

NOTE H - INCOME TAXES

      At March 31, 1999, the Company had available net operating loss ("NOL") carryforwards of approximately $14,600,000 resulting from accumulated operating losses through fiscal 1999. The NOL carryforwards for tax reporting purposes expire in various amounts through the year 2019. The Company believes that an "Ownership Change" occurred in January 1996 within the meaning of Section 382 of the IRS Code. Under an ownership change, the Company will be permitted to utilize approximately $13,000,000 in NOL carryforwards (available on the date of such change) in any year thereafter to reduce its income to the extent that the amount of such income does not exceed the product of (the "Section 382 limit") the fair market value of the Company's outstanding equity at the time of the ownership change and long-term tax exempt rate published by the IRS.

      The Company's Section 382 limits in fiscal 1999 and beyond will be approximately $900,000 per year, and accordingly, the Company will not be able to utilize its full NOL benefits. From January 1996 through March 31, 1999, the Company has NOL carryforwards of approximately $1,600,000 which are available to offset future income and expire in 2011 through 2019. The Company has fully reserved the tax benefits of these operating losses because the likelihood of realization of the tax benefits cannot be determined.

NOTE I - PREFERRED STOCK

        1. 8% Convertible Redeemable Preferred Stock

      On November 11, 1996, the Company completed 1,333,334 Units of a Regulation "D" Private Placement Offering of 8% Convertible Redeemable Preferred Stock. Proceeds from this offering, before underwriting commissions and expenses, totaled $5,000,000. Each Unit consists of one share of 8% Preferred Stock and one Warrant to purchase one share of Common Stock for $5.00 per share for a period of three years expiring on October 1, 1999. The 8% Convertible Preferred Stock and Warrants contain limited anti-dilution protection and adjustment rights granted to purchasers of the Units. Each 8% convertible share of preferred stock is convertible into one share of common stock.

      Additionally, the Company paid to J. Michael Reisert & Co., Inc., the placement agent, a commission of 8% per Unit, or the sum of $400,000, on the completion of the minimum offering, in addition to approximately $87,500 in expenses, as well as granting 133,333 Warrants to purchase 133,333 Units comprised of 133,333 shares of 8% Preferred Stock, convertible into shares of Common Stock and 133,333 warrants to purchase shares of Common Stock at $5.50 per share for a period of three years from the date of closing of the minimum offering.

      Dividends can be paid in cash or 8% Preferred Stock at the option of the Company. The 8% Preferred Stock payable as dividends is to be valued at the lessor of $3.75 or the average bid price for Common Stock for twenty consecutive trading days prior to the end of the quarter (see Note J-4). In the event that the average bid price for Common Stock during any sixty day period commencing August 1, 1998 is $2.75 or less, holders of a majority of outstanding 8% Preferred Stock can elect to have dividends paid in cash for the balance of the life of the Preferred Stock (the "Cash Election"). If the Company fails to honor the Cash Election, the Company must pay dividends in shares of 8% Preferred Stock and a majority of holders of 8% Preferred Stock shall have the right to designate one Board Member and the Company shall immediately appoint a designee and use its best efforts to cause the election of the designee for so long as twenty-five percent of the 8% Preferred Stock remains outstanding. While the average bid price for the Company's Common Stock was below $2.75 for sixty consecutive trading days subsequent to August 1, 1998, holders of the 8% Preferred Stock have not yet elected to designate a member to the Board of Directors. In the further event the average bid price for Common Stock during the last thirty day period of any quarter commencing with the thirty day period beginning September 1, 1998 is $3.75 or less, annual dividends on 8% Preferred Stock will be automatically readjusted to eleven percent per annum for the balance of the period that any 8% Preferred Stock is outstanding. Based upon the Company's stock price being less than $3.75 for the period required, dividends have been adjusted to eleven percent per annum commencing with the quarter ended December 31, 1998.

      The Company granted, as a part of the terms of the Placement, cost-free registration rights with respect to the underlying shares for the Convertible Redeemable Preferred Stock, the Unit Warrants and the Warrants granted to the Placement Agent. The terms of the Placement involve the imposition of a penalty if the underlying shares are not timely registered equal to a reduction in the conversion price of the $3.75 Unit of 2% per month after nine months from the date of closing with a maximum of 10%. The registration of the underlying shares for this Placement was completed in the Company's Form S-1 Registration Statement that was declared effective on October 6, 1997. An adjustment of 8% of the Unit conversion price is in effect as a result of this provision. During fiscal 1999 and 1998, shareholders of this preferred stock converted 125 preferred shares into 125 shares of common stock and 49,995 preferred shares into 53,520 shares of common stock, respectively.

      2. 10% Convertible Redeemable Preferred Stock

      On June 15, 1995, the Company completed a private placement of 90-Day Subordinated Notes (the "Notes") which were repayable in cash or in shares of the Company's 10% Convertible Redeemable Preferred Stock ("10% Preferred Stock"). A total of $1,200,000 of Notes were sold with net proceeds to the Company of approximately $950,000.

      In October 1995, the Company notified all holders of the Notes that it was exchanging shares of the Company's 10% Preferred Stock in the amount of one share for each $1.00 of principal and accrued interest balances due on the Notes. Effective October 15, 1995 the Company exchanged 1,240,000 shares of the Company's 10% Preferred Stock in the amount of one share for each $1.00 of principal and accrued interest due on the Notes for the principal of its 90-Day Subordinated Notes and the accrued interest payable thereon. The Preferred Stock is convertible at the option of the holders into the Company's Common Stock. The holder is able to convert an amount equal to the greater of either $.10, or 50% (the beneficial conversion feature) of the average closing bid price of the Common Stock during the 20 days immediately preceding the date that the conversion notice is given. The underlying shares of Common Stock convertible under this Preferred Stock were included in the Company's S-1 Registration Statement declared effective on October 6, 1997. During fiscal 1998, individuals who were employees of an investment firm that assisted in this offering exercised their rights to acquire shares of the Company's common stock at a price equal to the conversion features of the preferred stock. As a result, these individuals acquired 149,588 shares of common stock for $113,750.

      Dividends can be paid in cash or common stock. Dividends paid in common stock are determined based upon a discount to the average trading price of the Company's common stock during the twenty trading days immediately preceding the payment date (see Note J-2).

      In accordance with the terms of the conversion, a total of 448,602 shares of preferred stock have been surrendered and converted into 892,339 shares of the Company's Common Stock during the fiscal year ended March 31, 1999. During the fiscal year ended March 31, 1998, 402,345 shares of preferred stock were surrendered and converted into 415,954 shares of the Company's Common Stock.

      3. 10% Convertible Preferred Stock

      On September 20, 1996 the Company completed a Private Placement financing under Regulation "D" for the sum of $1,350,000. The Company issued 1,350,000 shares of 10% Convertible Preferred Stock to accredited investors at $1.00 per share. Each 10% convertible share of Preferred Stock is convertible into a share of Common Stock of the Company for a period of three years, at a 30% discount (the beneficial conversion feature) to the INSCI Corp trading market of the Company's Common Stock. The Company has granted cost-free registration rights to the holders of the Preferred Stock who have converted into Common Stock. The underlying shares of Common Stock convertible under this Preferred Stock were included in the Company's S-1 Registration Statement declared effective on October 6, 1997. Three hundred thousand shares of the preferred stock have been converted into 174,371 shares of common stock as of March 31, 1998. The remaining 1,050,000 shares of preferred stock were converted into 1,377,504 shares of common stock during fiscal 1999.

      Dividends were paid in the form of common stock determined by the average of the trading market price of the Company's common shares during ten trading days immediately preceding the dividend payment date (see Note J-3).

      The Company entered into an agreement with Amerivet/Dymally Securities, Inc. to act as Placement Agent for the 10% Convertible Preferred Stock and paid as compensation to the Placement Agent 30,000 shares of restricted Common Stock with cost-free registration rights in addition to $23,000 in commissions and 112,000 warrants to purchase 112,000 shares of Common Stock at $5.00 per share for a period of 3 years expiring October 1999.

NOTE J- STOCKHOLDERS' EQUITY

      (1) As of March 31, 1999, 7,715,052 shares of the Company's common stock were outstanding. As of March 31, 1998, 5,205,130 shares of the Company's common stock were outstanding. The increase in shares during fiscal 1999 primarily resulted from conversions on the Company's 10% Convertible Redeemable Preferred Stock and 10% Convertible Preferred Stock.

      (2) During fiscal year 1999, a total of 448,602 shares of 10% Convertible Redeemable Preferred Stock were surrendered and converted into 892,339 shares of the Company's Common Stock. In addition, during the fiscal year ended March 31, 1999, the Company issued 33,068 shares of Common Stock in lieu of paying cash dividends on its 10% Convertible Redeemable Preferred Stock. During fiscal year 1998, a total of 402,345 shares of 10% Convertible Redeemable Preferred Stock were surrendered and converted into 415,954 shares of the Company's Common Stock. In addition, during the fiscal year ended March 31, 1998, the Company issued 98,038 shares of Common Stock in lieu of paying cash dividends on its 10% Convertible Redeemable Preferred Stock.

      (3) During fiscal year 1999, in accordance with the terms of its 10% Convertible Preferred Stock, the Company issued 29,296 shares of Common Stock in lieu of paying cash dividends on its 10% Convertible Preferred Stock. During fiscal 1999, 1,050,000 shares of this Preferred Stock were surrendered and converted into 1,377,504 shares of the Company's Common Stock. During fiscal year 1998, the Company issued 59,216 shares of Common Stock in lieu of paying cash dividends on its 10% Convertible Preferred Stock. During fiscal 1998, 300,000 shares of this Preferred Stock were surrendered and converted into 174,371 shares of the Company's Common Stock.

      (4) During fiscal year 1999, in accordance with the terms of its 8% Convertible Redeemable Preferred Stock, the Company issued 559,653 shares of 8% Convertible Redeemable Preferred Stock in lieu of paying cash dividends on this preferred stock. During fiscal 1999, 125 shares of this Preferred Stock were surrendered and converted into 125 shares of the Company's Common Stock. During fiscal year 1998, the Company issued 251,943 shares of 8% Convertible Redeemable Preferred Stock in lieu of paying cash dividends on this preferred stock. During fiscal 1998, 49,999 shares of this Preferred Stock were surrendered and converted into 53,520 shares of the Company's Common Stock.

      (5) During fiscal 1999, options were exercised to purchase 95,000 shares of common stock for $110,605. During fiscal 1998, the Company issued 149,588 shares of Common Stock for $113,750 and options were exercised to purchase 30,333 shares of common stock for $37,663.

      (6) The Company granted warrants to the Underwriters of its April 1994 IPO to purchase up to 125,000 Units at an exercise price of $7.70 per unit, and had granted registration rights relating to the underlying securities. In May 1996, the Underwriters surrendered these warrants in exchange for new warrants to purchase 187,500 shares of Common Stock at an exercise price of $3.50 per share. The Company granted cost-free registration rights to the underlying Common Stock shares of these warrants and has included these underlying Common Stock shares in the Form S-1 Registration Statement that was declared effective on October 6, 1997. During fiscal 1998, the Company entered into an exchange agreement whereby 70,000 shares of common stock would be issued in exchange for the cancellation of 150,000 warrants. The 70,000 shares were issued in fiscal 1999. The remaining 37,500 warrants expire December 1999.

      (7) On April 21, 1994, the Company received net proceeds of approximately $7,159,000 from its initial public offering ("IPO") of 1,250,000 units ("Units"). Each Unit consists of one share of the Company's Common Stock and one redeemable Common Stock purchase warrant. Each warrant entitles the holder thereof to purchase one-half of one share of Common Stock. Two warrants may be exercised at an aggregate exercise price of $9.00, subject to adjustment under certain circumstances, at any time after the warrants become separately transferable, until 48 months from the date of the offering. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice mailed within 20 days after the closing bid price of the Common Stock has equaled or exceeded $11.25 for a period of 20 consecutive trading days. During 1998, the Company extended the terms of the warrants until December 31, 1999, with all terms and conditions of the warrants remaining the same.

      (8) The following is a summary of the Company's stock warrant activity:

                                                         Weighted
                                             Number       Average     Expiration
                                           of Shares       Price         Date
                                           ---------     ---------    ----------
  Balance March 31, 1997                   2,430,439       $   5.89   Sep-Dec 99

Fiscal 1998 activity                               0
                                           ---------
  Balance March 31, 1998                   2,430,439       $   5.89   Sep-Dec 99

Fiscal 1999 activity:
Cancelled                                   (150,000)      $   3.50
Exercised                                    (12,590)      $   0.35
                                           ---------
  Balance March 31, 1999                   2,267,849       $   6.07   Sep-Dec 99
                                           =========

NOTE K - COMMITMENTS AND CONTINGENCIES

      Legal Proceedings

      To the best of the Company's knowledge, there are no material legal proceedings pending against the Company or any of its property, nor was any such proceeding terminated during the fourth quarter ended March 31, 1999.

Employment Agreements

      During 1998 the Company's Compensation Committee recommended to the Board of Directors that the employment agreement of Dr. E. Ted Prince ("Dr. Prince") the Company's Chairman of the Board of Directors and Chief Executive Officer should be amended to provide for an extension and increase in compensation. The Board of Directors subsequently approved the proposed amendment. Effective April 1, 1999, Dr. Prince's employment agreement provided for an extension of the term of Dr. Prince's employment through September 30, 2001, and further provided for salary compensation at an annual rate of $250,000 per annum with an incentive bonus of up to 40% of base compensation based upon performance targets established by the Board of Directors. Additionally, the amendment provided for the immediate vesting of 200,000 stock options to purchase 200,000 shares of Common Stock at $.95 per share. Further, an additional 300,000 stock options were granted to Dr. Prince to purchase 300,000 shares at $1.75 per share vesting over a 2-year period. The stock options granted to Dr. Prince are for a term of ten (10) years and expire April 1, 2009. Additionally, the amendment also provided that the exercise period of 950,000 options stock options previously granted to Dr. Prince at $1.66 per share and 250,000 options at $2.00 per share, would be extended until June 16, 2005.

      The Company has employment agreements with its other executive officers which also include annual incentive bonuses based upon attainment of defined profitability criteria and other performance related objectives. If an executive officer's employment is terminated for any reason other than voluntary resignation or for cause (as defined in the agreements) then a severance benefit will be paid. The severance benefit varies from officer to officer, but is not greater in any instance than six month's salary and benefits. Exclusive of Dr. Prince, key members of management have been granted stock options as part of their compensation package.

   Employee Benefit Plan

      The Company maintains a defined contribution plan for the benefit of its eligible employees pursuant to Section 401(K) of the Internal Revenue Code. Contributions to the Plan by the Company will be made at its sole discretion. Participants may also make contributions to the Plan. The Company did not make any contributions to the Plan for fiscal years 1999 and 1998.

NOTE L - STOCK OPTION PLANS
The following is a summary of the Company's stock option activity:

                                              1992 STOCK OPTION PLAN                 1992 DIRECTORS OPTION PLAN
                                             Number    Weighted Average               Number     Weighted Average
                                           of Shares   Exercise Price               of Shares     Exercise Price
                                           ---------   --------------               ---------     --------------
Outstanding at March 31, 1997               609,565         $3.17                     45,000          $3.01
  Granted                                      --             --                     200,000           2.25
  Cancelled                                (249,432)         5.03                    (15,000)          6.67
  Exercised                                  (5,333)         1.77                    (25,000)          1.13
                                           --------                                ---------
Outstanding at March 31, 1998               354,800          1.75                    205,000           2.23
  Granted                                      --             --                     460,000           1.04
  Cancelled                                (121,667)         1.88                    (33,333)          2.25
  Exercised                                 (20,000)         1.66                     (5,000)          1.44
                                           --------                                ---------
Outstanding at March 31, 1999               213,133          1.69                    626,667           1.36
                                           --------                                ---------

                                            1997 EQUITY INCENTIVE PLAN                   OTHER STOCK OPTIONS
                                             Number    Weighted Average               Number     Weighted Average
                                           of Shares   Exercise Price               of Shares     Exercise Price
                                           ---------   --------------               ---------     --------------
Outstanding at March 31, 1997               220,800         $5.43                  3,205,942          $2.53
  Granted                                 1,390,082          2.62                    200,000           2.39
  Cancelled                                (555,299)         4.41                   (550,939)          5.39
  Exercised                                    --             --                        --             --
                                           --------                                ---------
Outstanding at March 31, 1998             1,055,583          2.26                  2,855,003           1.95
  Granted                                 2,326,499          1.15                    196,000           1.04
  Cancelled                                (941,918)         2.06                   (100,000)          2.52
  Exercised                                 (25,000)         0.75                    (45,000)          1.14
                                          ---------                                ---------
Outstanding at March 31, 1999             2,415,164          1.27                  2,906,003           1.79
                                          ---------                                ---------

The following table summarizes information about stock options outstanding and exercisable at March 31, 1999.

                                            1992 STOCK        1992 DIRECTORS      1997 EQUITY       OTHER STOCK
                                            OPTION PLAN        OPTION PLAN      INCENTIVE PLAN        OPTIONS
                                            -----------        -----------      --------------        -------
Outstanding
-----------
Option Price Range                         $1.50 - 3.00        $.89 - 2.25        $.75 - 3.75       $.93 - 5.00
Number of Shares                              213,133            626,667           2,415,164         2,906,003
Weighted Average Life                           6.3                7.7                9.4               6.4
Weighted Average Exercise Price                $1.69              $1.36              $1.27             $1.79

Exercisable
-----------
Number of Shares                              213,133            100,000            324,499          2,589,136
Weighted Average Exercise Price                $1.69              $2.25              $1.39             $1.78

Employee Stock Option Plans

      On July 29, 1996 the Company adopted the 1997 Equity Incentive Plan (97
Plan) authorizing 3,000,000 shares of Common Stock to replace the remaining and ungranted shares under the 1992 Stock Option Plan that was terminated. The 97 Plan permits the Company to provide its employees with incentive compensation opportunities which are highly motivational. On August 26, 1998, the Company adopted a plan that allowed employees, at their election, to exchange existing outstanding stock options for reissued stock options at an exercise price of $1.22 per share. These options vest over a two year period. On August 26, 1998, the market price of the Company's common stock was $1.19. A total of approximately 743,000 options were exchanged and are included in the "granted" and "cancelled" columns for fiscal 1999 in the tables for the 1992 and 1997 Plans. On October 7, 1997, the Company adopted a plan that allowed employees, at their election, to exchange existing outstanding stock options for reissued stock options at an exercise price of $2.25 per share, provided that these options could not be exercised for a period of three years or until the ten day average market price of the Company's Common Stock was $4.50 per share or higher. On October 7, 1997, the market price of the Company's common stock was $2.13. A total of approximately 650,000 options were exchanged and are included in the "granted" and "cancelled" columns for fiscal 1998 in the tables for the 1992 and 1997 Plans.

Directors and Other Stock Options

      The Directors Option Plan (the "Directors Plan") was adopted by the Board of Directors to make service on the Board more attractive to present and prospective directors. The plan has 1,000,000 authorized shares and provides that each new director receive 100,000 stock options upon being appointed to the Board of Directors. For each three years of service thereafter they are eligible for an additional 100,000 options. In addition, Board members who participate on committees are entitled to receive 20,000 options annually.

      During fiscal 1999, the Company issued an aggregate of 400,000 options to new board members or board members that reached their three year term and 60,000 options to various Board members for their participation on committees.

      The Directors Plan is administered by a committee made up of at least two members of the Board of Directors. The exercise price per share of any option granted under the Directors Plan shall not be less than the fair market value of such shares on the date of grant. Eligible directors include all members of the Board of Directors who are not also employees of the Company or any parent or subsidiary of the Company. Options expire five years from the date of grant, subject to earlier termination in accordance with the terms of the Directors Plan. All rights to exercise options terminate two years following the date the optionee ceases to serve as a director of the Company with certain exceptions.

Stock Based Compensation

      The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, no compensation cost has been recognized because stock options granted under the plans were at exercise prices which were equal to or greater than the market value at date of grant. Had compensation expense been determined as provided in SFAS 123 for stock options using the Black-Sholes option pricing model, the pro forma effect would have been:

                                                     Fiscal 1999    Fiscal 1998
                                                     -----------    -----------
Net loss applicable to common shares - as reported   $(1,157,000)   $(3,390,000)
Net loss applicable to common shares - pro forma      (3,157,000)    (5,220,000)
Net loss per common share - as reported                     (.16)          (.73)
Net loss per common share - pro forma                       (.44)         (1.13)

The fair value of each option grant is calculated using the following weighted average assumptions:

                                                      Fiscal 1999    Fiscal 1998
                                                      -----------    -----------
Expected life (years)                                      5               5
Interest rate                                           5.08%           6.92%
Volatility                                               117%             77%
Dividend yield                                             0               0

NOTE M - SEGMENT AND CUSTOMER INFORMATION

      For the year ended March 31, 1999 sales made to UNISYS and to customer leads furnished by UNISYS accounted for approximately 20% of the Company's total revenues. Amounts due from these customers were approximately 20% of the Company's accounts receivable balance as of March 31, 1999. For the year ended March 31, 1998 sales made to UNISYS and to customer leads furnished by UNISYS accounted for approximately 18% of the Company's total revenues. Amounts due from customers as a percent of the Company's accounts receivable balance as of March 31, 1998 were, in approximate percentages, Lason Inc. 17% and Putnam Trust Company, 11%.

      The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") in the fiscal year ended March 31, 1999. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker or decision making group, in making decisions how to allocate resources and assess performance. To date, the Company has viewed its operations as principally one segment, the developing marketing and supporting imaging, document and data management, and archival products and related services.

Revenue was derived from customers in the following geographic areas (in thousands)


                                                 Year ended March 31
                                                 -------------------
                                                 1999            1998
                                                 ----            ----

          North America                         $10,796         $8,478
          Europe                                  1,131          1,007
          Other                                     479            320
                                                -------         ------
          Total                                 $12,406         $9,805
                                                =======         ======

No dealer, sales person or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in the accompany Prospectus Supplement in connection with the offer contained in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any agent or dealer. Neither the delivery of the Prospectus and the accompanying Prospectus Supplement, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus and in the accompanying Prospectus Supplement. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                                TABLE OF CONTENTS
Prospectus Summary ........................................................    2
Risk Factors ..............................................................    5
Use of Proceeds ...........................................................   11
Dividend Policy ...........................................................   11
Capitalization Table ......................................................   13
Selected Financial Data ...................................................   14
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations ........................................................   15
Our Business ..............................................................   29
Legal Matter ..............................................................   39
Management ................................................................   39
Principal Holders .........................................................   47
Selling Stockholders ......................................................   48
Certain Relationships and Related
     Transactions .........................................................   52
Plan of Distribution ......................................................   53
Description of Stock (Common Stock) .......................................   53
Experts ...................................................................   57
Additional Information ....................................................   57
Documents Incorporated by Reference .......................................   58
Indemnification ...........................................................   59
Index to Consolidated Financial
    Statements ............................................................  F-1


                              9,458,835 SHARES OF
                                 COMMON STOCK
                               ($.01 PAR VALUE)


                                 {CORP. LOGO}

                                 INSCI CORP.







                                ----------------
                                   PROSPECTUS
                                ----------------


                                  July   , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.(1)

      Registration Fee....................   $ 25,748
      Legal Fees and Disbursements........   $ 70,000
      Accounting Fees.....................   $ 45,000
      Miscellaneous.......................   $  6,000
                                             --------
            Total.........................   $146,748
                                             ========

----------
(1) These expenses are in conjunction with the offering. All expenses, but for certain legal, accounting and printing, have previously been paid by the company with the filing of the effective registration.

Item 14.    Indemnification of Directors and Officers.

      Section 145 of the Delaware general Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

      As permitted by the DGCL, the registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the registrant or to its stockholders of monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payment or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the registrant and its stockholders (through stockholders' derivative suits on behalf of the registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

      The registrant's Bylaws (the "Bylaws") provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he is or was director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

Item 15.    Recent Sales of Unregistered Securities

      The registrant has not issued or sold securities within the past three years pursuant to offerings that were not registered under the Securities Act of 1933, as amended (the "Securities Act"), except as follows:

      The following sales were made in reliance upon the exemptions from registration under the 1933 Act pursuant to Sections 3(b) and 4(2) thereof and Regulation D promulgated thereunder.

      (i) In September of 1996, the Registrant completed a private placement offering in which it issued 1,350,000 shares of 10% Convertible Preferred Stock. Additionally, 30,000 shares of Common Stock and 112,000 options for a period of three (3) years from the completion of the placement were issued to Amerivett/Dymally Securities Inc. as selling commissions.

      (ii) In November of 1996, the Registrant completed a private placement offering of Units. The Registrant issued 1,333,334 Units. Additionally, the Registrant issued 133,334 Warrants to J. Michael Reisert Securities Inc. See the "Selling Shareholder Table" for a complete listing of holders of Units and the estimated amount of underlying shares of the Registrant's Common Stock.


Item 16.    Exhibits

    3.1/   Certificate of Incorporation of the Company.
    3.2/   Bylaws of the Company.
    3.3/ Amendment to Certificate of Incorporation of the Company Creating Preferred Stock.
    3.4/   Certificate of Amendment to Certificate of Incorporation.
    4.1/   Form of Warrant issued in the Company's 8% Unit Private Placement
    5.1/   Opinion of Baratta & Goldstein as to legality.
   10.1/   1992 Stock Option Plan.
   10.2/   1992 Directors Option Plan.
   10.3/   1992 Advisory Committee Plan.
   10.4/ Accounts Financing Agreement between the Registrant and Congress Financial Corporation, and related documents.
   10.5/   Form of 1991 Option.
   10.6/   Form of 1992 Warrants.
   10.7/   Form of 1992 Convertible Subordinated Note.
   10.8/   Form of 1992 Contingent Warrants.
   10.9/   Form of 1993 Warrant 3/4 Version A.
   10.10/  Form of 1993 Release Agreement.
   10.11/ Form of Management Agreement between the Registrant and Imtech. 10.12/ Form of Tax Sharing Agreement between the Registrant and Imtech. 10.13/ Form of Indemnification Agreement with the Registrant's Directors. 10.14/ Marketing Associate Solution Alliance Agreement between UNISYS
           Corporation and Registrant.
   10.16/  Data General Value Added Reseller Discount Purchase Agreement.
   10.17/  Data General Optical Systems and Software Agreement.
   10.18/ Distribution Agreement between Fiserv CIR, Inc. and Registrant. 10.19/ Lease Agreement relating to the Company's White Plains, New York headquarters.
   10.20/  Forms of Customer License Agreements used by the Company.
   10.21/ Forms of Employee Confidentiality Agreements used by the Company. 10.22/ Nondisclosure and Noncompetition Agreement between the Registrant,
           Imtech and Mason Grigsby.
   10.23/  Form of 1993 Warrant - Version B.
   10.24/  Employment Agreement between the Company and John L. Gillis.
   10.25/  Employment Agreement between the Company and Kris Canekeratne.
   10.26/ Form of 1993 Exchange Agreement and Investor Suitability Representations.
   10.27/  Form of 1993 Conversion Agreement.
   10.28/  Waivers by Congress Financial Corporation.
   10.29/  Form of Investor's Warrant Agreement.
   10.30/  Form of Representative's Warrant Agreement.
   10.31/ License Agreement between Bull HN Information Systems, Inc. and Registrant.
   10.33/ Loan Agreement between BNY Financial Corporation and Registrant. 10.34/ Preferred Stock Subscription Agreement between the Company and Imtech relating to Preferred Stock.
   10.35/ Business Partner Agreement between International Business Machines Corporation and Registrant.
   10.36/  Waiver by BNY Financial Corporation.
   10.37/ Stock Escrow Agreement between Registrant, Imtech and First Union National Bank of North Carolina (as Escrow Agent).
   10.39/ Promissory Note to the Company from John L. Gillis and Sandra Gillis. 10.40/ Stock pledge agreement by John L. Gillis and Sandra Gillis in favor of the Registrant.
   10.41/ Amendment to Loan Agreement between BNY Financial Corporation and Registrant.
   10.42/  Lease agreement relating to the Company's Westborough, MA headquarters.
   10.43/ Employment agreement with Jack Steinkrauss. 10.44/ First amendment to employment agreement with John Gillis. 10.45/ First amendment to employment agreement with Kris Canekeratne.
   10.46/  Agreement for system purchase by The Northern Trust Company.
   10.47/  Preferred stock conversion agreement.
   10.48/ Technology and Reseller Agreement with Elixir Technologies, Inc. 10.49/ Private Placement Term Sheet and Exhibits for offering of 90-Day 10%
           Subordinated Notes. Repayable in Cash or in Shares of the Company's Proposed 10% Convertible Preferred Stock
   10.50/  First Amendment to Private Placement Term Sheet and Exhibits.
   10.51/  Employment agreement with Edward J. Prince.
   10.52/ Release by BNY Financial Corporation of the Company's guarantee of the obligations of Imtech under the shared credit facility agreement.
   10.53/  Employment Contract with George Trigilio, Jr.
   10.54/  Amendment to Employment Contract for Dr. E. Ted Prince, CEO.
   10.55/  Warrant Exchange Agreement with Norcross & Company.
   10.56/ Asset Purchase Agreement between the Company and Courtland Group Inc. 10.57/ 10% Convertible Preferred Stock Private Placement Term Sheet and
           Exhibits.
   10.58/  Unit Private Placement Term Sheet and Exhibits.
   10.59/ Credit Line Agreement between the Company and Silicon Valley Bank. 10.60/ Amendment to Employment Agreement with Dr. E. Ted Prince, CEO.
   16.1/   Letter regarding change in certifying accountants.
   21.1/   Subsidiaries of the Registrant.
   23.1*   Consent of Pannell Kerr Forster PC.
   24.1*   Power of Attorney.
   27.1*   Financial Data Schedule Year Ended March 31, 1999.

   /       Previously Filed; Incorporated by Reference.
   *       Filed with this Registration Statement.

Item 17.  Undertakings.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individual or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect tot the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on July 27, 1999.


                                          INSCI Corp.



                                          By:  /s/ Dr. E. Ted Prince
                                             ---------------------------------
                                                Dr. E. Ted Prince
                                                Chairman of the Board,
                                                Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated on July 27, 1999.

/s/ Dr. E. Ted Prince
-----------------------------------------
Dr. E. Ted Prince
Chairman, Chief Executive Officer

/s/ Darryl R. Dobin
-----------------------------------------
Darryl R. Dobin
President, Chief Executive Officer and
Director

/s/ Thomas Farkas
-----------------------------------------
Thomas Farkas
Director

/s/ Robert F. Little
-----------------------------------------
Robert F. Little
Director

/s/ John A. Lopiano
-----------------------------------------
John A. Lopiano
Director

/s/ Andre Daniel-Dreyfus
-----------------------------------------
Andre Daniel-Dreyfus
Director

/s/ Francis X. Murphy
-----------------------------------------
Francis X. Murphy
Director

/s/ Roger C. Kuhn
-----------------------------------------
Roger C. Kuhn
Vice President of Finance and Chief
Financial Officer

                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------
23.1              Consent of Pannell Kerr Forster PC
24.1              Power of Attorney
27.1              Financial Data Schedule